UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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POTBELLY CORPORATION
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 5, 2024
Dear Fellow Stockholder:
You are cordially invited to virtually attend our Annual Meeting of Stockholders (including any adjournments or postponements thereof, the “Annual Meeting”) on May 15, 2024, which will be held in a virtual meeting format only via live audio webcast. Included with this letter are the notice of annual meeting of stockholders, a proxy statement detailing the business to be conducted at the Annual Meeting, and a proxy card. You may also find electronic copies of these documents online at www.proxyvote.com.
Regardless of whether you plan to attend our virtual Annual Meeting, it is important that your voice be heard. We encourage you to vote in advance of the meeting by telephone, by Internet or by signing, dating and returning your proxy card by mail. You may also vote by attending the virtual annual meeting at http://www.virtualshareholdermeeting.com/PBPB2024 and voting online. Full instructions are contained in the accompanying proxy statement and proxy card.
Sincerely,

Joseph Boehm Chairman of the Board	Robert D. Wright President and Chief Executive Officer

111 North Canal Street, Suite 325
Chicago, Illinois 60606
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2024
The 2024 Annual Meeting of Stockholders (including any adjournments or postponements thereof, the “Annual Meeting”) of Potbelly Corporation (the “Company”) will be held on May 15, 2024, at 8:00 a.m. Central Time (with login beginning at 7:45 a.m., Central Time) exclusively via live audio webcast at http://www.virtualshareholdermeeting.com/PBPB2024, for the following purposes:
1.    to elect eight director nominees to serve on the Board of Directors (the “Board of Directors” or “Board”) for a term of one year or until their successors are duly elected or appointed and qualified;
2.    to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 29, 2024;
3.    to vote, on a non-binding, advisory basis, on a resolution approving the 2023 compensation of our named executive officers; and
4.    to transact any other business properly brought before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The Board of Directors has set the close of business on March 22, 2024 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours for ten days prior to the Annual Meeting for any purpose germane to the meeting at our corporate headquarters at 111 North Canal Street, Suite 325, Chicago, Illinois 60606.
All stockholders are cordially invited to attend the virtual Annual Meeting. To participate in the virtual Annual Meeting, you will need the 16-digit control number that appears on your proxy card or the instructions that accompanied your proxy materials. Beneficial owners will need to register in order to attend the virtual Annual Meeting. For detailed instructions on attending the Annual Meeting, please refer to page 4 under “Annual Meeting Procedures.”
EVEN IF YOU CANNOT ATTEND THE VIRTUAL ANNUAL MEETING, PLEASE TAKE THE TIME TO PROMPTLY VOTE YOUR SHARES BY CAREFULLY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU WISH TO VOTE USING A PAPER PROXY CARD, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.
Important Notice of Internet Availability of Proxy Materials for the Annual Meeting to be held on May 15, 2024: The Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available at www.proxyvote.com.

By order of the Board of Directors, Adiya Dixon Chief Legal Officer, Chief Compliance Officer and Secretary
April 5, 2024

IMPORTANT
TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE VIRTUAL ANNUAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PRE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE THE PROXIES YOU APPOINTED CAST YOUR VOTES AT THE VIRTUAL ANNUAL MEETING.

PROXY STATEMENT

PROXY STATEMENT
The Board of Directors (the “Board of Directors” or “Board”) of Potbelly Corporation, a Delaware corporation (the “Company”), is using this Proxy Statement to solicit your proxy for use at our 2024 Annual Meeting of Stockholders (including any postponements or adjournments thereof, the “Annual Meeting”). References in this Proxy Statement to “Potbelly,” the “Company,” “we,” “us,” “our” and similar terms refer to Potbelly Corporation.
Stockholders of record at the close of business on March 22, 2024 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, 29,682,807 shares of our common stock, $0.01 par value per share, were outstanding. Stockholders are entitled to one vote for each share of common stock held. A majority of these shares present virtually or represented by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.
This Proxy Statement, the enclosed proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (collectively, the “Proxy Materials”) are first being mailed to our stockholders of record on or about April 5, 2024.
PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting Information

Date and Time	Location	Record Date
Wednesday, May 15, 2024 8:00 a.m., Central Time (login beginning at 7:45 a.m., Central Time)	Exclusively via live audio webcast at: http://www.virtualshareholdermeeting.com/PBPB2024	March 22, 2024

Matters to be Voted on at the Annual Meeting and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
1: Election of eight directors	FOR EACH DIRECTOR NOMINEE	17
2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2024	FOR	18
3: Advisory vote on compensation of our named executive officers	FOR	21

Board Highlights
The following tables provide summary information about our current Board of Directors, including their ages as of December 31, 2023.

Name	Age	Director Since	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Vann Avedisian Independent	59	2021	✓
Joseph Boehm Independent Chairman of the Board	37	2017			Chair
Adrian Butler Independent	53	2019	✓
David Head Independent	67	2019		✓
David Near Independent	54	2020		Chair
Dave Pearson Independent	58	2022	Chair
Todd Smith Independent	46	2020			✓
Jill Sutton Independent	52	2022		✓	✓
Robert D. Wright President and Chief Executive Officer	56	2020

Board Diversity Matrix (As of April 5, 2024)

	Male	Female
Total Number of Directors: 9
Part I: Gender Identity	8	1
Directors
Part II: Demographic Background
African American or Black	1
White	7	1

Corporate Governance Highlights
•Seven of eight director nominees are independent. Our Chief Executive Officer is the only management director.
•Independent Chairman of the Board who is elected by the Board. The independent directors regularly meet in executive sessions without management present.
•All Board committees are comprised only of independent directors.
•All directors are up for re-election on an annual basis.
•Robust director and executive stock ownership guidelines.
•Annual Board and Committee evaluations.
•Active Board oversight of the Company’s strategy and risk management.
•Executive compensation program strongly links pay and performance.
•Executive compensation is subject to a clawback policy that complies with SEC and NASDAQ rules.
•Compensation Committee reviews the goal-setting processes to ensure targets are rigorous, yet attainable, thereby incentivizing strong performance without excessive risk.

ANNUAL MEETING PROCEDURES

Admission to the Annual Meeting
Only stockholders of the Company or their duly authorized proxies may attend the Annual Meeting. Stockholders may attend the virtual annual meeting at http://www.virtualshareholdermeeting.com/PBPB2024. The meeting will only be conducted via live audio webcast; there will be no physical meeting location. To participate in the virtual Annual Meeting, stockholders will need the 16-digit control number that appears on your proxy card or the voting instructions that accompanied the Proxy Materials. If you would like to attend the virtual meeting and you have your control number, please go to http://www.virtualshareholdermeeting.com/PBPB2024 prior to the start of the meeting to log in. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system.

Participation during the Annual Meeting
Stockholders will have the ability to submit questions during the Annual Meeting via the Annual Meeting website at http://www.virtualshareholdermeeting.com/PBPB2024. As part of the Annual Meeting, we will hold a question and answer session, during which we intend to answer questions submitted during the meeting that are pertinent to the Company and the meeting matters, as time permits.

Appraisal Rights
Stockholders do not have appraisal rights under Delaware law in connection with the matters to be voted on at the Annual Meeting.

Stockholder List
The list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours for ten days prior to the Annual Meeting for any purpose germane to the meeting at our corporate headquarters at 111 North Canal Street, Suite 325, Chicago, Illinois 60606.

CORPORATE GOVERNANCE

Overview
All of our corporate governance materials, including our corporate governance guidelines, our ethics code of conduct and Board committee charters, are published under the Governance section of our Investor website at https://investors.potbelly.com/governance/governance-documents. Information on our website does not constitute part of this Proxy Statement. These materials are also available in print to any stockholder without charge upon request made by telephone at (312) 951-0600 or by mail to our principal executive offices at Potbelly Corporation, 111 North Canal Street, Suite 325, Chicago, Illinois 60606, Attention: Corporate Secretary. The Board of Directors regularly reviews these materials, Delaware law, the rules and listing standards of the Nasdaq Global Select Market (“NASDAQ”) and SEC rules and regulations, as well as best practices suggested by recognized governance authorities, and modifies its governance materials as it believes is warranted.

Governance Highlights

Corporate Governance
• Seven of eight director nominees are independent (all except for the CEO)
• Independent Chairman with clearly defined and robust responsibilities
•100% independent Board Committees
•Executive sessions of independent directors at Board and Committee meetings at least once per quarter
• Active Board oversight of the Company’s strategy and risk management
• All directors attended at least 75% of meetings held
•Ethics Code of Conduct
• Anti-hedging policy that prohibits directors and officers from engaging in any hedging or monetization transactions involving Company stock
•Annual Board and Committee evaluations, briefings and education on core concepts that impact the Company's business

Board Refreshment
•Comprehensive, ongoing Board succession planning process
• Focus on diversity – one female director; 25% of nominees are women/ethnically diverse
•Regular Board refreshment and mix of tenure of directors (six new directors since the beginning of 2020)

Stockholder Rights	•Annual election of all directors • Proxy access right for stockholders •Active stockholder engagement program • Process for stockholder communications with the Board
Compensation
• Independent Compensation Committee which oversees the Company’s compensation policies and strategic direction
• Clawback Policy applicable to executive officers
•Independent compensation consultant
•Direct link between Company share price performance and pay outcomes
•Annual review of peer group to align appropriately with Company size and complexity
• Double trigger vesting of equity awards upon a change in control

Director Independence
Our Board of Directors reviews the independence of the current and potential members of the Board of Directors in accordance with independence requirements set forth in the NASDAQ rules and applicable provisions of the Exchange Act based on director responses to director and officer questionnaires and other information available to the Board of Directors. During its review, the Board of Directors considers transactions and relationships between each director and potential director, as well as any member of his or her immediate family, and the Company and its affiliates, including those related-party transactions contemplated by Item 404(a) of Regulation S-K under the Exchange Act. The Board of Directors must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, that, in the opinion of the Board of Directors, would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. The purpose of this review is to determine whether any such relationships or transactions exist that are inconsistent with a determination that the director is independent. Our Board of Directors has determined that all nominees except Robert D. Wright, our President and CEO, are “independent” as such term is defined by NASDAQ rules, our corporate governance standards and the federal securities laws.

Corporate Environmental and Social Responsibility
We are committed to improving the world by improving the communities we serve, respecting our planet’s resources, and working together as a vibrant, diverse team. That means being a responsible community member in each of our neighborhoods while always looking for ways to reduce our footprint and improve our relationships with people. We believe it is important to conduct our business in an ethical, legal and socially responsible manner. We have undertaken a number of initiatives to reduce our environmental impact and to ensure a healthy and safe workplace, including our use of recycled and upcycled materials in construction and our efforts to minimize food waste. We also expect our suppliers and business partners to adhere to these ideals and to promote these values, by adherence to our Supplier Code of Conduct specifying the standards and principles we require. A copy of the Supplier Code of Conduct and related information can be found in the “Corporate Responsibility” section of the “Our Story” page of our website at www.potbelly.com.

Ethics Code of Conduct
We have a written ethics code of conduct that applies to our directors, officers and employees. A copy of this code is available at https://investors.potbelly.com/governance/governance-documents. We will disclose information regarding any amendment to or waiver from the provision of this code by posting at this location on our website.

Conflicts of Interest
Pursuant to our ethics code of conduct and our related party transaction policy, each director and executive officer has an obligation not to engage in any transaction that could be deemed a conflict of interest. An actual or potential conflict of interest is considered to be material if it would require proxy statement disclosure as a related party transaction or if it involves a relationship with a competitor of ours.

Structure of the Board of Directors
Our certificate of incorporation provides that our Board of Directors shall consist of not more than twelve directors, with the exact number as determined from time to time by resolution of the Board. Our Board of Directors currently consists of nine members, comprised of Vann Avedisian, Joseph Boehm, Adrian Butler, David Head, David Near, Dave Pearson, Todd Smith, Jill Sutton and Robert D. Wright. Our certificate of incorporation provides that if a director is removed or if a vacancy occurs, the vacancy may be filled by a majority of the directors then in office, even if less than a quorum.

Board Leadership Structure
Mr. Boehm currently serves as our independent Chairman of the Board. The Board appointed Mr. Boehm to the role of Chairman on March 19, 2021. Prior to that, Mr. Boehm had been a member of our Board of Directors since 2017. Our Board of Directors has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having the offices of Chairman of the Board and CEO held by different individuals based on our business and strategy. This structure allows our CEO to focus on the Company's day-to-day operations and strategic vision, while allowing the Chairman to lead the Board.
As part of our corporate governance principles, and as required in our Bylaws, in the event the Chairman of the Board and CEO positions are ever recombined, or the Chairman of the Board is not otherwise independent, the Board of Directors shall appoint an independent director to serve as lead independent director. Our Board of Directors believes that these and other features of our Board structure provide for substantial independent oversight of the Company’s management.

Our Board of Directors recognizes that depending on future circumstances, other leadership models may become more appropriate. Accordingly, our Board of Directors will continue to periodically review its leadership structure.

Director Biographies
The following is a list of our candidates for director, their ages as of December 31, 2023, their occupation during the last five years and certain other biographical information:

VANN AVEDISIAN Age: 59 Director Since: 2021 Committees: Audit
Chicken salad with hot peppers

Experience
Vann Avedisian, 59, has served as our director since March 2021. Mr. Avedisian is the founder and Managing Director of Intrinsic Investment Holdings, a real estate and private equity vehicle (“Intrinsic”). From 2010 through 2021, Intrinsic partnered programmatically with Highgate Holdings, a fully integrated real estate investment firm that has acquired in excess of $10 billion of real estate assets and manages over 150+ hotels comprising approximately 40,000 rooms. Prior to founding Intrinsic, Mr. Avedisian co-founded Oxford Capital Partners (“Oxford”) and directed its real estate principal investments with an aggregate value in excess of $1 billion. Prior to founding Oxford, Mr. Avedisian was a Vice President at LaSalle Partners and a Director and Shareholder of Citizens National Bank of Lake Geneva. Mr. Avedisian is currently on the Board of Trustees of the William Blair Mutual Funds where he is Chairman of the Nominating and Governance Committee and also serves on the Audit and Compliance Committees. Mr. Avedisian previously served on the Company’s Board of Directors from 2001 to 2015 and was Chairman of the Compensation and Organization Committee.
Skills and Qualifications
Our Board of Directors believes Mr. Avedisian’s qualifications to serve as a member of our Board include his financial expertise, his knowledge of our business and his extensive experience in managing capital intensive operations, corporate finance and strategic advisory services.

JOSEPH BOEHM Chairman of the Board Age: 37 Director Since: 2017 Committees: Nominating & Corporate Governance (Chair)
Italian

Experience
Joseph Boehm, 37, has served as our director since October 2017 and was appointed Chairman effective March 2021. Since January 2021, Mr. Boehm has served as Managing Partner and Chief Investment Officer of Provider Real Estate Partners, a real estate fund management company. Prior to Provider Real Estate Partners, Mr. Boehm served as a Director and Portfolio Manager at Ancora Advisors, LLC, a registered investment advisor, since April 2014. Prior to Ancora, Mr. Boehm was an Investment Analyst at Sigma Capital Management, a hedge fund, from 2013 through March 2014. From 2010 to 2013, Mr. Boehm was an investment banking associate at Deutsche Bank Securities. Mr. Boehm also currently serves as a director for the First Tee of Cleveland.

Skills and Qualifications
Our Board of Directors believes Mr. Boehm’s qualifications to serve as a member of our Board include his financial industries experience.

ADRIAN BUTLER Age: 53 Director Since: 2019 Committees: Audit
Italian

Experience
Adrian Butler, 54, has served as our director since May 2019. He currently serves as Chief Technology Officer for Foot Locker, Inc., a retailer of athletic footwear and sportswear. Mr. Butler served from 2020 to 2023 as Chief Information Officer for Casey’s General Stores, a convenience store operator. From 2015 to 2020, he held the positions of Senior Vice President and Chief Information Officer for Dine Brands Global, Inc., a full-service dining company and franchisor of Applebee’s Grill + Bar and IHOP. From 2011 to 2015, Mr. Butler was Vice President in the Technology Services division of Target Corporation.
Skills and Qualifications
Our Board of Directors believes Mr. Butler’s qualifications to serve as a member of our Board includes his expertise in information technology, digital, data and analytics, and cyber security and his experience in the food industry.

DAVID HEAD Age: 67 Director Since: 2019 Committees: Compensation; Nominating & Corporate Governance
A Wreck

Experience
David Head, 67, has served as our director since August 2019. Mr. Head currently serves as a Senior Advisor and Board Director for Authentic Restaurant Brands, which owns a portfolio of regional casual dining restaurants, and Senior Advisor and Operating Partner to Garnett Station Partners an investment firm specializing in the food and beverage, health and wellness, automotive and business services sectors. He also serves as a Director for Firebirds Wood Fired Grill, a polished-casual chain of restaurants headquartered in Charlotte, North Carolina. From January 2012 to December 2022, Mr. Head served as Chairman and Chief Executive Officer of Primanti Brothers, which owns and operates a chain of casual dining restaurants. Mr. Head’s previous roles include Chief Executive Officer of O’Charley’s, which owns and operates a chain of casual dining restaurants, from 2010 to 2012 and Chief Executive Officer of Captain D’s LLC, which owns and operates a chain of quick service seafood restaurants, from 2006 to 2010. Prior to joining Captain D’s LLC, Mr. Head served as the Chief Executive Officer of Romacorp, which operates and franchises Tony Romas’ restaurants around the world and as the Chief Executive Officer of Houlihan’s Restaurant Group, which operates casual restaurant and bar locations throughout the United States. Mr. Head previously served as a director of Bob Evans Farms, O’Charley’s, Captain D’s, Sagittarius Brands and Imvescor.
Skills and Qualifications
Our Board of Directors believes Mr. Head’s qualifications to serve as a member of our Board include his extensive knowledge and proven restaurant industry experience in restaurant operations, food service and production.

DAVID NEAR Age: 54 Director Since: 2020 Committees: Compensation
A Wreck

Experience
David Near, 54, has served as our director since May 2020. Mr. Near has been the managing partner of Ramen Tatsuya Holdings LLC, which manages Tatsuya Brands, since 2014, as well as the owner and co-president of Pisces Foods, L.P., a restaurant operating company, since 1995. In addition, Mr. Near previously operated The Wendy’s Company restaurants as a franchisee from 1995 to 2012. From 2006 to 2009, Mr. Near served as the Chief Operations Officer at The Wendy’s Company, which owns and operates a chain of quick service restaurants, where he was responsible for global operations, franchising, new store development, and served as a board member of Wendy’s National Advertising Program.
Skills and Qualifications
Our Board of Directors believes Mr. Near’s qualifications to serve as a member of our Board include his experience and expertise in operations and franchising in the restaurant industry.

DAVE PEARSON Age: 58 Director Since: 2022 Committees: Audit
A Wreck with pickles

Experience
Dave Pearson, 58, has served as our director since April 2022. Mr. Pearson is currently serving as a board member for Lee Enterprises and Magnite, both of which operate within the media industry. From May 2013 to August 2020, Mr. Pearson was the Chief Financial Officer of Vonage, where he was responsible for managing the Finance, Corporate Development, and Investor Relations departments. From May 2013 to August 2020, Mr. Pearson served as the Managing Director and Global Media & Telecom Group Head within Deutsche Bank’s investment banking services. Prior to Deutsche Bank, Mr. Pearson held three different positions within the Technology, Media & Telecom investment banking practice at Goldman Sachs, most recently as Managing Director. Mr. Pearson received his M.B.A. from Harvard Business School and an A.B. in Political Science and Organizational Behavior from Brown University.
Skills and Qualifications
Our Board of Directors believes Mr. Pearson’s qualifications to serve as a member of our Board include his corporate finance and financial industries experience.

JILL SUTTON Age: 52 Director Since: 2022 Committees: Compensation; Nominating & Corporate Governance
Italian with lots of hot peppers

Experience
Jill Sutton, 52, has served as our director since March 2022. Ms. Sutton currently serves on the board of Miller Industries, Inc., a tow truck and towing equipment manufacturer, and Pitney Bowes, Inc., a global shipping and mailing company. Ms. Sutton was the Chief Legal Officer, General Counsel and Corporate Secretary of United Natural Foods, Inc., the largest publicly traded grocery distributor in America, from May 2018 to December 2021. From July 2015 to January 2018, Ms. Sutton served as Deputy General Counsel, and was Corporate Secretary, of General Motors Company, a multinational automotive manufacturing company. From May 2006 to January 2015, Ms. Sutton served in various roles of increasing accountability at Tim Hortons, Inc., then a publicly traded company, which owns and operates quick service restaurants, including serving as Executive Vice President, General Counsel, and Corporate Secretary. Prior to joining Tim Hortons, Inc., Ms. Sutton served as Corporate Counsel for The Wendy’s Company, which owns and operates a chain of quick service restaurants.
Skills and Qualifications
Our Board of Directors believes Ms. Sutton’s qualifications to serve as a member of our Board include her experience in the food and restaurant industries, her legal and regulatory experience and her knowledge of public companies.

ROBERT D. WRIGHT Age: 56 Director Since: 2020 Committees: None
Italian on white with peppers, mustard, lettuce and pickles

Experience
Robert D. Wright, 56, has served as our President and CEO and a director since July 2020. Prior to joining Potbelly, Mr. Wright served as Executive Vice President and Chief Operations Officer, International of The Wendy’s Company, which owns and operates a chain of quick service restaurants, from May 2016 to May 2019 and Senior Vice President and Chief Operations Officer from December 2013 to May 2016. Prior to that, Mr. Wright served in leadership roles with other restaurant brands, including Charley’s Philly Steaks, Checker’s Drive-In Restaurants, Inc. and Domino’s Pizza, Inc.
Skills and Qualifications
Our Board of Directors believes Mr. Wright’s qualifications to serve as a member of our Board includes his role as CEO and President, his leadership experience as an executive at publicly-traded companies in the restaurant sector and his extensive experience in the restaurant industry.

Board Meetings
Our Board of Directors held six meetings during our fiscal year ended December 31, 2023. In 2023, each of our directors attended at least 75% of the aggregate number of meetings held by the Board of Directors, and the committees on which the director served, when such director was a member of the Board of Directors or such committee. Under our corporate governance guidelines, each director is expected to make every effort to attend each Board meeting and each meeting of any committee on which he or she sits.
The Company’s directors are encouraged to attend our Annual Meeting, but we do not currently have a policy relating to directors’ attendance at these meetings. All of our directors serving at the time virtually attended our 2023 Annual Meeting of Stockholders.

Board Committees
Our Board of Directors has established three standing committees to assist it with its responsibilities. The composition and responsibilities of each committee are described below. The membership and responsibilities of each committee comply with the listing requirements of NASDAQ. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
Audit Committee
The purpose of the Audit Committee is set forth in the Audit Committee charter and is primarily to assist the Board in overseeing:
•the selection, management and compensation of our independent auditor;
•the integrity of our financial statements, our financial reporting process and our systems of internal accounting and financial controls;
•our compliance with legal and regulatory requirements;
•the independent auditor’s qualifications, independence and performance;
•the evaluation of enterprise risk issues;
•the effectiveness of Potbelly's information systems control and security, including a periodic review of Potbelly's cybersecurity and other information technology risks;
•the performance of our internal audit function and independent auditor;
•the preparation of an audit committee report as required by the SEC to be included in our annual proxy statement; and
•our systems of disclosure controls and procedures and ethical standards.
The Audit Committee currently consists of Mr. Avedisian, Mr. Butler and Mr. Pearson, and the chairperson is Mr. Pearson. Our Board of Directors has affirmatively determined that each of these Audit Committee members meets the independence criteria applicable to directors serving on the Audit Committee under NASDAQ and SEC rules. Our Board of Directors has also determined that each of these Audit Committee members meet the requirements for financial literacy under the applicable NASDAQ rules and that each is an “audit committee financial expert” under SEC rules. Our Board of Directors has adopted a written charter under which the Audit Committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at https://investors.potbelly.com/governance/governance-documents.
The Audit Committee held five meetings during the fiscal year ended December 31, 2023.
Nominating and Corporate Governance Committee
The purpose of the Nominating and Corporate Governance Committee is set forth in the Nominating and Corporate Governance Committee charter and is primarily to:
•identify individuals qualified to become members of our Board of Directors, and to recommend to our Board of Directors the director nominees for each annual meeting of stockholders or to otherwise fill vacancies on the Board;
•review and recommend to our Board of Directors committee structure, membership and operations;
•recommend to our Board of Directors the persons to serve on each committee and a chairperson for such committee;

•develop and recommend to our Board of Directors a set of corporate governance guidelines applicable to us and CEO succession;
•monitor our corporate environmental and social responsibility initiatives and polices; and
•lead our Board of Directors in its annual review of its performance.
The Nominating and Corporate Governance Committee consists of Mr. Boehm, Mr. Smith and Ms. Sutton, and the chairperson is Mr. Boehm. Our Board of Directors has affirmatively determined that each of these Nominating and Corporate Governance Committee members meets the independence criteria applicable to directors serving on the Nominating and Corporate Governance Committee under NASDAQ and SEC rules. Our Board of Directors has adopted a written charter under which the Nominating and Corporate Governance Committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at https://investors.potbelly.com/governance/governance-documents.
The Nominating and Corporate Governance Committee held four meetings during the fiscal year ended December 31, 2023.
Compensation Committee
The purpose of the Compensation Committee is set forth in the Compensation Committee charter and is primarily to:
•oversee our executive compensation policies and practices;
•discharge the responsibilities of our Board of Directors relating to executive compensation by determining and approving the compensation of our CEO and our other executive officers and reviewing and approving any compensation and employee benefit plans, policies, and programs, and exercising discretion in the administration of such programs; and
•produce, approve and recommend to our Board of Directors for its approval reports on compensation matters required to be included in our annual proxy statement or annual report, in accordance with all applicable rules and regulations.
For more information regarding the process and procedures regarding the determination of director compensation, see “Director Compensation” and such information regarding named executive officer compensation, see “Compensation Discussion and Analysis.”
The Compensation Committee consists of Mr. Head, Mr. Near and Ms. Sutton, and the chairperson is Mr. Near. Our Board of Directors has affirmatively determined that each of these Compensation Committee members meets the independence criteria applicable to directors serving on the Compensation Committee under NASDAQ and SEC rules. Our Board of Directors has adopted a written charter under which the Compensation Committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at https://investors.potbelly.com/governance/governance-documents.
The Compensation Committee held five meetings during the fiscal year ended December 31, 2023.

Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Compensation Committee during the fiscal year ended December 31, 2023. No directors served on our Compensation Committee in 2023 other than Mr. Head, Mr. Near and Ms. Sutton.

Board’s Role in Risk Oversight
The Board is ultimately responsible for risk management oversight and is supported by a healthy infrastructure of committees, management, employees and outside advisors in the performance of this duty.
The Board’s standing committees support the Board by addressing various risks within their respective areas of responsibility. The Audit Committee assists the Board in its oversight of our risk management and the processes established to identify, measure, monitor, and manage risks, in particular major financial risks, cybersecurity and information technology. The Compensation Committee assesses risks arising from our compensation policies and practices. The Nominating and Corporate Governance Committee reviews risks related to our corporate governance structure and processes, including director qualifications and independence, succession planning relating to the Chief Executive Officer and the effectiveness of our Corporate Governance Guidelines. Each of the committees reports to the Board at quarterly meetings during which risks are discussed and assessed.
The Audit Committee also oversees enterprise risk management (“ERM”) for the Company. ERM is supported by senior management and other personnel from applicable functions of the Company. The Audit Committee identifies current and potential risks facing the Company and ensures that actions are taken as and when appropriate to manage and mitigate those risks. The Audit Committee receives a comprehensive ERM report on a quarterly basis and discusses the results with the full Board, which is ultimately responsible for oversight of the Company’s ERM process, on an annual basis.
Management of the Company plays an important role in identifying and mitigating risks and presenting them to the Board and its committees. The Audit Committee receives reports from management, including the Chief Information Officer with respect to cybersecurity and information security issues, and the Chief Financial Officer with respect to financial risks, each of whom reports to the Audit Committee at least quarterly. Additionally, with respect to cybersecurity and information security issues, the Board receives quarterly reports from the Audit Committee as well as periodic updates from management. In 2023, the Company appointed Ms. Dixon to serve as Chief Compliance Officer. Reporting to the Chief Executive Officer, the Chief Compliance Officer is responsible for oversight and management of legal, human resources and operational risks and delivers reports with respect to those risks to the Nominating and Corporate Governance Committee on a quarterly basis.
Each of the committees utilizes various outside advisors in assessing risk. Our Audit Committee receives guidance from our external auditors and the Compensation Committee's independent compensation consultant, Aon, advises it on various executive and director compensation matters, including executive compensation plan design, compensation peer group and compensation best practices, and our Nominating and Corporate Governance Committee receives guidance from our external legal advisor, among others. The committees leverage these advisors to respond to existing risks and to identify significant emerging risks on an ongoing basis.
The Board believes that its current leadership structure supports the risk oversight function of the Board. Having the roles of Chief Executive Officer and Chairman filled by separate individuals allows the Chief Executive Officer to lead senior management in its supervision of the Company’s day-to-day business operations, including the identification, assessment and mitigation of material risks, and allows the Chairman to lead the Board in its oversight of the Company’s risk assessment and risk management activities.

Policy for Director Recommendations
Our Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to our Board regarding nominations of candidates for election as a director of the Company. The Nominating and Corporate Governance Committee identifies new director candidates through a variety of sources. The committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, but it has no obligation to recommend such candidates. A stockholder that wants to recommend a candidate for election to the Board should send a recommendation in writing to Potbelly Corporation, 111 North Canal Street, Suite 325, Chicago, Illinois 60606, Attention: Corporate Secretary. Such recommendation should describe the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director.
Stockholders may also nominate directors at the annual meeting by adhering to the advance notice procedure described under “Stockholder Proposals for the 2025 Annual Meeting” on page 53 of this Proxy Statement.
The Nominating and Corporate Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board and the Nominating and Corporate Governance Committee will take into account factors such as the individual’s general understanding of disciplines relevant to the success of a publicly traded company; understanding of Potbelly’s business; education and professional background, including current employment and other board memberships; reputation for integrity; and any other factors they consider to be relevant. Additionally, in determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.
Our Nominating and Corporate Governance Committee recognizes the value of nominating individuals who will bring a variety of diverse opinions, perspectives, skills, experiences, backgrounds and orientations to the Board's discussions and decision-making processes. The charter of the Nominating and Corporate Governance Committee identifies diversity as one factor the committee may consider when nominating a candidate for election to the Board. Additionally, pursuant to the provisions of our Corporate Governance Guidelines, the Board will endeavor to reflect the diversity of Potbelly's stockholders, employees and customers and the communities we serve. To that end, the committee strives for diversity not just in terms of innate factors like gender, race and age, but also in the categories of background, experience, skills, accomplishments, personal qualities and specific traits that would contribute to our Board.
If the Nominating and Corporate Governance Committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation and engagement of an outside search firm to gather additional information. From time to time for a fee, Potbelly has used executive search firms, to identify and evaluate or assist in identifying and evaluating potential candidates for election as directors.

Communication with the Board
Stockholders and other parties interested in communicating directly with one or more individual directors or with the non-management directors as a group, may do so by writing to the individual director or group, c/o Potbelly Corporation, 111 North Canal Street, Suite 325, Chicago, Illinois 60606, Attention: Corporate Secretary. The Board has directed our corporate secretary to forward stockholder communications to our Chairman and any other director to whom the communications are directed. In order to facilitate an efficient and reliable means for directors to receive all legitimate communications directed to them regarding our governance or operations, our corporate secretary will use her discretion to refrain from forwarding any correspondence unrelated to the Board of Director’s corporate governance and oversight responsibilities.

DIRECTOR COMPENSATION

Director Compensation Program
Our Board of Directors approved a director compensation program pursuant to the 2019 Long Term Incentive Plan ("LTIP"). Under the director compensation program in effect for 2023, each non-employee director who was a member of the Board of Directors as of the 2023 Annual Meeting of Stockholders was eligible to receive $135,000 in annual compensation comprised of (i) $60,000 payable in cash (half of which was paid during the second fiscal quarter and half of which was paid during the fourth fiscal quarter) (the "Cash Consideration"); plus (ii) restricted stock units ("RSUs") having a grant date fair market value of $75,000 (with a grant date immediately after the 2023 Annual Meeting of Stockholders) (the "Equity Consideration"). The Compensation Committee of the Board reviews, and approves adjustments to, annual compensation for non-employee directors annually.
Pursuant to the director compensation program, the non-executive Chairman of the Board receives an additional $80,000 retainer (the "Board Chair Retainer"), the Audit Committee Chair receives an additional $15,000 retainer, the Compensation Committee Chair receives an additional $10,000 retainer, and the Nominating and Corporate Governance Chair receives an additional $7,500 retainer. The non-executive Chairman of the Board, the Lead Director (if applicable), the Audit Committee Chair, the Compensation Committee Chair and the Nominating and Corporate Governance Committee Chair will receive the following form of payment for such additional retainer: (i) cash in an amount equal to one-half of such additional retainer amount (half of which was paid during the second fiscal quarter and half of which was paid during the fourth fiscal quarter); plus (ii) RSUs having a grant date fair market value of half of such additional retainer amount (with a grant date immediately after the 2023 Annual Meeting of Stockholders). Mr. Wright, who serves as our President and Chief Executive Officer, is not entitled to receive compensation for his services as a director.
RSUs granted in 2024 shall vest one hundred percent (100%) on the first anniversary of the grant date.
In February 2024, the Compensation Committee reviewed the director compensation program, taking into consideration, among other things, benchmark compensation for non-employee directors at peer group companies (as further discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement). After considering recommendations from the management of the Company and the Company's independent compensation consultant, Aon, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, the following changes for the 2024-2025 service term: (a) Cash Consideration of $65,000 (an increase of $5,000), (b) Equity Consideration of $100,000 (an increase of $25,000), and (c) Board Chair Retainer of $95,000 (an increase of $15,000). The payment of the additional cash consideration and vesting schedule for the Equity Consideration will remain consistent with prior years.
The director compensation program allows non-employee directors to elect to convert their Cash Compensation into equity (in the form of RSUs). Additionally, to provide individual tax planning flexibility, non-employee directors may irrevocably elect to defer receipt of their Cash Compensation or receipt of shares the non-employee director would have received upon vesting of their Equity Compensation until separation from the Board of Directors.

2023 Director Compensation
The following table summarizes the amounts earned and paid to our non-employee members of our Board of Directors for 2023:

Name(1)(2)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total
Vann Avedisian	$—	$135,000	$135,000
Joseph Boehm	$—	$222,500	$222,500
Adrian Butler	$60,000	$75,000	$135,000
David Head	$—	$135,000	$135,000
David Near	$—	$145,000	$145,000
David Pearson	$67,500	$82,500	$150,000
Todd Smith	$—	$135,000	$135,000
Jill Sutton	$—	$135,000	$135,000
(1)    Pursuant to our director compensation program in effect for 2023 described above under “Director Compensation Program,” all non-employee directors received RSUs of the Company having a value of $75,000 at the time of grant plus an annual retainer of $60,000 payable in cash or RSUs at the option of the director. Mr. Boehm received an additional $80,000 retainer for his role as non-executive Chairman of the Board and an additional $7,500 retainer for his role as Chair of the Nominating and Corporate Governance Committee, both in the form of RSUs. Mr. Pearson served as Audit Committee Chair and received an additional $15,000 retainer, in the form of 50% cash and 50% RSUs. Mr. Near served as Compensation Committee Chair and received an additional $10,000 retainer, in the form of RSUs.
(2)    Messrs. Avedisian, Boehm, Head, Near and Smith and Ms. Sutton chose to take all of their annual cash retainers in the form of RSUs.
(3)    The following directors have unvested stock awards at December 31, 2023: Mr. Avedisian – 16,187; Mr. Boehm – 26,678; Mr. Butler – 8,992; Mr. Head – 16,187; Mr. Near – 17,386; Mr. Pearson – 9,892; Mr. Smith – 16,187; and Ms. Sutton – 16,187; each of which represents the RSU awards made by the Company in 2023, as discussed in footnote (1) above.

Director Stock Ownership Guidelines
The Board believes that all directors should hold a significant equity interest in Potbelly. Toward this end, the Board expects all its directors to own, or acquire within five years of first becoming a director, shares of Potbelly common stock (including restricted shares, but not options, under Potbelly’s equity-linked incentive plans) having a market value of at least four times the annual retainer for directors (excluding any additional retainer received for service as Chairman of the Board or Lead Director, or as Chair of any Board committee) offered to directors (regardless of whether the director elects to receive such compensation in cash or equity). As of December 31, 2023, all directors have met or exceeded the applicable stock ownership guidelines.

PROPOSAL 1

Election of Directors
Eight candidates will be elected at the Annual Meeting to serve for a one-year term that will expire at the 2025 Annual Meeting and until their successors shall have been elected and qualified. The election of directors requires the affirmative vote of a plurality of our shares of common stock present in person or by proxy at the Annual Meeting. Because the election of directors is determined on the basis of a plurality of the votes cast, abstentions have no effect on the outcome of the election of eight nominees to the Board of Directors (Proposal 1), although abstentions will result in directors receiving fewer votes. The individuals who receive the largest number of votes will be elected as directors up to the maximum number of directors to be elected at the Annual Meeting.
Our Board of Directors has nominated Vann Avedisian, Joseph Boehm, Adrian Butler, David Head, David Near, Dave Pearson, Jill Sutton and Robert D. Wright for election as directors. The Board of Directors is not aware that any nominee will be unwilling or unable to serve as a director. All nominees have consented to be named in this Proxy Statement and to serve as a director of the Company if elected. Proxies may not be voted for a greater number of persons than the number of nominees named in this Proxy Statement.
In the Board’s view, the Board’s nominees possess the requisite experience and skills to successfully oversee the Company’s strategy and business. The Board, and its nominees, are dedicated to analyzing objectively the Company’s strategy, business operations, capital allocation and configuration; overseeing the CEO and CEO succession planning, and risk and compliance; and acting to maximize stockholder value.
For more information on the structure of our Board of Directors and our Board members and nominees, see “Corporate Governance.” The qualifications and experience of each nominee that led our Board and the Nominating and Corporate Governance Committee to conclude that such nominee should serve or continue to serve as director are discussed at the end of each of the nominees’ biographies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES.

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors is responsible for recommending, for stockholder approval, our independent registered public accounting firm. The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 29, 2024. Deloitte & Touche LLP has served as our independent registered public accounting firm since before our initial public offering and has also provided non-audit services from time to time.
Although ratification is not required by our Bylaws or otherwise, our Board of Directors is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our stockholders’ vote. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee may change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our stockholders.
The affirmative vote of a majority of the shares of our common stock represented at the Annual Meeting and entitled to vote on this proposal is required to approve the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 29, 2024.
The following table sets forth the fees pertaining to audit services for the fiscal years ended December 31, 2023 and December 25, 2022 and for other services during those fiscal years:

	2023	2022
Audit fees (1)	$1,130,285	$975,500
Audit-related fees (2)	—	—
Tax fees (3)	316,090	300,305
All other fees (4)	1,895	1,895
Total fees	$1,448,270	$1,277,700

(1)    Audit fees include fees for audits of our annual financial statements and internal controls, reviews of the related quarterly financial statements, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC.
(2)    There were no audit-related fees incurred during 2023 or 2022.
(3)    Tax fees relate to professional services rendered for tax compliance, tax return review and preparation, cost segregation study, and related tax advice.
(4)    All other fees relate to a subscription to an accounting research software.

Policy on Audit Committee Approval of Audit and Non-Audit Services
The Audit Committee’s policy is to approve all audit and permissible non-audit services prior to the engagement of our independent registered public accounting firm to provide such services. The Audit Committee annually approves, pursuant to detailed approval procedures, certain specific categories of permissible non-audit services. Such procedures include the review of (i) a detailed description by our independent registered public accounting firm of the particular services to be provided and the estimated fees for such services and (ii) a regular report to the committee regarding the services provided and the fees paid for such services. The Audit Committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre-approved category and any fees for pre-approved permissible non-audit services that exceed the previously approved amounts. In making the determinations about non-audit services, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

All services provided to the Company by Deloitte & Touche LLP in the fiscal years ended December 31, 2023 and December 25, 2022 and related fees were pre-approved by the Audit Committee. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and to be available to respond to your questions. They have advised us that they do not presently intend to make a statement at the Annual Meeting, although they will have the opportunity to do so.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT
With regard to the fiscal year ended December 31, 2023, the Audit Committee has (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2023 and for the year then ended; (ii) discussed with Deloitte & Touche LLP, the independent auditors, the matters required by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees; (iii) received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with Deloitte & Touche LLP their independence.
Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.
Dave Pearson, Chairperson
Vann Avedisian
Adrian Butler

PROPOSAL 3

Advisory Vote on a Resolution to Approve Our 2023 Named Executive Officer Compensation
We are asking stockholders to approve, on an advisory basis, a non-binding resolution (commonly referred to as a “say-on-pay” resolution) approving the Company’s 2023 named executive officer compensation as reported in this Proxy Statement. The approval of this proposal requires the affirmative vote of a majority of the shares of our common stock represented at the Annual Meeting and entitled to vote thereon.
We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in aligning the interests of our officer team with those of stockholders.
We have committed to holding say-on-pay votes at each year’s annual meeting. In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:
“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed under the “Compensation Discussion and Analysis” and “Executive Compensation” headings of this proxy statement.”
This resolution is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding executive compensation.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING OUR 2023 NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE OFFICERS
In addition to Robert D. Wright, our President and CEO, whose biography is included under the heading “Director Biographies,” our executive officers, their ages as of December 31, 2023, and a brief account of their business experience follows.

STEVEN W. CIRULIS Senior Vice President, Chief Financial Officer and Chief Strategy Officer Age: 53
A Wreck

Experience
Steven W. Cirulis has been our Senior Vice President, Chief Financial Officer and Chief Strategy Officer since April 2020. Mr. Cirulis previously served in a strategic planning, finance and analytical consulting role for the Company from December 2019 until his appointment as Chief Financial Officer in April 2020. Prior to that, Mr. Cirulis served as Senior Vice President, Strategic Projects at Panera Bread from April 2017 to July 2018. Prior to his role at Panera Bread, Mr. Cirulis was the Global Vice President, Corporate Strategy, at McDonald’s Corporation from August 2011 to September 2016. Prior to joining McDonald’s, Mr. Cirulis was the Senior Director of Strategy, Business Development and Insights, for Gap Brand at Gap, Inc. from October 2006 to May 2011.

ADAM NOYES Senior Vice President, Chief Operating Officer Age: 54
A Wreck

Experience
Adam Noyes has been our Senior Vice President since August 2020 and Chief Operating Officer since January 2023 (having previously served as our Chief Operations Officer from August 2020 to January 2023). Prior to joining Potbelly, Mr. Noyes held various roles of increasing responsibility at Checkers and Rally’s from April 1991 through December 2019, including serving as Chief Administrative Officer and Executive Vice President from 2016 to 2019. Mr. Noyes received his Bachelor's Degree in Business Administration from the University of Florida and an MBA from the University of South Florida.

ADIYA DIXON Chief Legal Officer, Chief Compliance Officer and Secretary Age: 45
Apple Walnut Salad

Experience
Adiya Dixon has been our Chief Legal Officer and Secretary since December 2020, has served as our Chief Compliance Officer since March 2023 and oversees all legal matters of the Company. Prior to joining Potbelly, Ms. Dixon provided legal services through AAD Squared, a legal consulting firm, from February 2020 to December 2020. Prior to AAD Squared, Ms. Dixon was employed by Wendy’s International, which owns and operates a chain of quick service restaurants, serving as Director, International Counsel from July 2016 to July 2018 and Director, Corporate Counsel from October 2013 to July 2016.

JEFFREY DOUGLAS Senior Vice President, Chief Information Officer Age: 52
A Wreck with mustard

Experience
Jeffrey Douglas has been our Senior Vice President and Chief Information Officer since September 2019. Mr. Douglas joined Potbelly from Levy Restaurants, where he served as the Senior Vice President of Information Technology from February 2016 through September 2019. Prior to Levy, Mr. Douglas was the Vice President of Technology for The Options Clearing Corporation from December 2000 to January 2016.

DAVID DANIELS Senior Vice President, Chief Marketing Officer Age: 52
Italian with hot peppers
Experience
David Daniels has been our Senior Vice President and Chief Marketing Officer since August 2021. Prior to joining Potbelly, Mr. Daniels served as Senior Vice President of Marketing at The Food Hall Co., a developer and operator of food halls, from October 2018 to August 2021. Prior to that, Mr. Daniels served as Vice President of Marketing at Pizza Hut, a QSR brand, from March 2015 to March 2018. Prior to his time at Pizza Hut, Mr. Daniels served in various marketing and sales leadership roles at Anheuser-Busch InBev from 1993 to December 2014.

PATRICK WALSH Senior Vice President, Chief People Officer Age: 41
Mediterranean
Experience
Patrick Walsh has been our Senior Vice President and Chief People Officer since April 2023. Prior to joining Potbelly, Mr. Walsh served as Vice President and Head of Human Resources at Oil Dri Corporation of America from March 2022 to April 2023. Prior to that, he served as Senior Director of Human Resources - Talent Management, Culture and Diversity for the North America Beverages Division of PepsiCo. from February 2020 to March 2022. Before that, he served as Senior Director of Human Resources for the Midwest Region Sales & Operations of Frito Lay North America, a division of PepsiCo, from February 2016 to February 2020.

LYNNETTE MCKEE Senior Vice President, Franchising Age: 67
Classic Smoked Ham Sandwich
Experience
Lynette McKee has been our Senior Vice President, Franchising since June 2023. From December 2012 to May 2023, she served as Owner, Chief Executive Officer and Managing Partner for McKeeCo Services, LLC, a consulting company. From August 2021 to April 2023, she served on the Board of Directors of Front Burnder Brands. From July 2011 to November 2012, she was Executive Director of the Educational Foundation for the National Restaurant Association. From September 2009 to April 2011, she was Chief Development Officer for Checkers Drive-In Restaurants, Inc. From July 2005 to September 2009, she was Vice President of Franchising for Dunkin' Brands, Inc. From January 2004 to November 2004, she was Vice President of Franchising for Burger King Corporation.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis section is intended to provide our stockholders with a clear understanding of our compensation philosophy, objectives and practices; our compensation setting process; our executive compensation program components; and the decisions made with respect to the 2023 compensation of each of our Named Executive Officers (“NEOs”). For 2023, our NEOs were:
•Robert D. Wright, President and CEO
•Steven W. Cirulis, Senior Vice President, Chief Financial Officer and Chief Strategy Officer
•Adam Noyes, Senior Vice President, Chief Operating Officer
•David Daniels, Senior Vice President, Chief Marketing Officer
~~•~~Adiya Dixon, Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary

Executive Summary
Performance Overview for 2023
During 2023, continued successful execution of our Five-Pillar Strategy resulted in increased system-wide sales, including the early achievement of our average unit volume target of $1.3 million dollars. Key initiatives helped expand our shop-level profitability, putting our three-year goal of 16% margins in reach. Our commitment to our fifth pillar, "Franchise-Focused Growth" expanded our new shop development pipeline giving us visibility into reaching our 10%-unit growth goal. In the face of pressure on consumer spending brought on by inflation and increased interest rates, we saw traffic as the predominant driver of our same store sales growth. In 2023, the Company achieved the following:
Financial and Operational Performance
•Same store sales growth of 12% in 2023, with traffic growth as a major driver.
•Adjusted EBITDA increase of 80%, to $28 million compared to Adjusted EBITDA of $15.7 million in 2022.
•Average Weekly Sales (AWS) increased 11.2% to $24,990.
•Continued momentum towards long-term franchising goals with execution of new Shop Development Area Agreements and refranchise transactions growing our footprint to 612 open and committed shops at year end 2023.
•Perks loyalty program customer acquisition accelerated through the year, reaching 87% growth in Q4 2023 vs Q4 2022.
•Furthered operational efficiencies via improved staffing and training, increased throughput and significant improvement in customer satisfaction scores.
•Expanded implementation of Potbelly Digital Kitchen (PDK) in both company owned and franchise shop locations, improving efficiency in labor hours, in-shop operations, processes and customer experiences.
•Deployed a digital back-of-house management platform supporting additional labor efficiency and an improved employee experience.
•Continued enhancement of our unique connection with customers and their experience with our brand through the addition of items to our Underground Menu and one-of-a-kind LTOs like our Ring of Fire sandwich.

Our incentive compensation plans worked as intended in 2023. The payouts under those plans were strongly aligned with our financial and stock price performance – demonstrating our commitment to structure an executive compensation program that pays for performance.

Compensation Philosophy and Objectives
Our compensation philosophy is to pay for performance, rewarding employees when challenging performance targets are met. Following are key components of our philosophy:
•Our compensation programs are designed to ensure alignment of interests between the management team and stockholders.
•Merit increases, annual incentive compensation, equity awards, and incremental paid time off are all tied to performance and results.
•Our pay program is designed to compensate employees commensurate with the scope and influence of the employee’s role and the extent to which an employee contributes to the achievement of key initiatives and financial targets, and demonstrates our values.
•All of our compensation programs are designed to enhance our ability to attract, retain, motivate and reward employees for strong performance in a competitive environment.
Executive pay is tied to both the Company’s and the individual’s annual performance. Merit increases, annual incentive compensation and equity compensation, when granted, are generally awarded in March or April of each year, following completion of the first quarter annual performance review cycle, the annual financial audit and approval from the Compensation Committee. The employment agreements of our named executive officers specify each executive’s annual incentive award target under our current annual incentive program. In addition, at the discretion of the Compensation Committee in the case of our CEO, and at the discretion of our CEO and upon the approval of the Compensation Committee in the case of our other executive officers, there may be an increase or decrease applied to the annual incentive awarded to an executive, including the other named executive officers, in order to account for exceptional circumstances. However, it is anticipated that additional incentives would only be awarded under unusual circumstances to further the objectives of our compensation program.

Elements of Executive Compensation
The following table provides information regarding the elements of our executive compensation program.

Element	Form	Objectives and Basis
Base Salary	Cash	Attract and retain highly qualified executives. Determined based on the responsibilities of the position within the Company, the executive’s experience, and external market data.
Annual Incentive Plan	Cash
Determined under our company-wide Annual Incentive Plan, which provides for variable payouts based on financial performance against pre-established adjusted EBITDA and same-store sales targets, and in 2024, new shop openings.

Long-Term Incentive	RSUs, PSUs and PPSUs	Aligns the incentives of our executive officers with stockholder interests and rewards the creation of stockholder value; retain executives through long-term vesting.

Other Compensation Policies. In addition to the principal compensation elements described above, we provide our executive officers with access to the same benefits we provide all of our full-time employees. We also provide sign-on bonuses and new-hire equity awards (subject to a time-based vesting period) when the Compensation Committee determines it is necessary and appropriate to advance the Company’s interests, including to attract top-executive talent from other companies. Sign-on bonuses and new hire equity awards are an effective means of offsetting the compensation opportunities executives forfeit when they leave a former employer to join the Company.

Our Executive Compensation Process
Compensation for our executive officers is comprised of base salary, target value of long-term incentive awards, target annual incentive compensation and executive compensation is designed to be competitive with peer companies and market data, as explained below under “Role of Market Data and Our Peer Group.”

Roles and Responsibilities of the Compensation Committee, Compensation Consultant and the CEO in Setting Executive Officer Compensation.
Compensation Committee
In accordance with its obligations as set forth in its amended and restated charter, the Compensation Committee retains an independent consultant and counsel to assist it in evaluating compensation as well as to work with the CEO and the Chief Financial Officer to set performance goals. The Compensation Committee determines and approves executive compensation (other than CEO compensation) annually, with base salaries, annual incentive payments (for performance the prior fiscal year), and performance goals for long-term incentive grants approved during the first half of the fiscal year.
Compensation Consultant
In 2023, the Compensation Committee again retained the Executive and Board Advisory practice at Aon plc (“Aon”) to provide executive compensation consulting services. Aon attended Compensation Committee meetings when requested and worked as directed to gather and review information to support the Compensation Committee in carrying out its obligations. Aon also advised the Compensation Committee on the appropriateness and competitiveness of our compensation programs relative to market practice, our strategy and our internal processes. This process allows the Compensation Committee to consider comprehensive information, including the Company’s performance and each NEO’s individual performance during the prior fiscal year, when making final compensation decisions.
CEO and CPO
Mr. Wright, our CEO, Mr. Walsh, our CPO, and other members of the management team support the Compensation Committee in the executive compensation process and regularly attend portions of committee meetings. Mr. Wright provides the Compensation Committee with his perspective regarding the performance of his executive leadership team, including the other NEOs. Mr. Wright and Mr. Walsh present recommendations to the Compensation Committee on the full range of annual executive compensation decisions, except, with respect to Mr. Wright, with regard to his own compensation. In accordance with NASDAQ rules, Mr. Wright was not present when his compensation was being discussed and did not vote on executive compensation matters, and neither Mr. Wright nor other members of management attended executive sessions of the Compensation Committee.
Role of Market Data and Our Peer Group. As part of the annual executive compensation process, the Compensation Committee reviews compensation levels and practices for executives holding comparable positions at peer group companies and also includes broader compensation survey data. Our market for executive recruiting is generally other restaurant or retail companies. In evaluating the competitiveness of our executive compensation program, we compare our executive’s compensation against the restaurant industry, specifically the limited-service restaurant segment, and national and local competitors to help ensure we are competitive, focusing on items such as equity awards, merit pay, incentive pay and paid time off.
While the Compensation Committee considers compensation data of the Company’s peer group as one of multiple reference points used to evaluate our executive compensation programs, the Compensation Committee does not explicitly benchmark our executive officer’s compensation to the peer group.
2023 Peer Group. Our peer group consists of casual dining, fine dining, quick casual and quick service restaurants with similar market capitalization and revenue. The Compensation Committee and independent directors considered the peer group in connection with their fiscal year ended December 31, 2023 executive compensation decisions. The Compensation Committee reviews the composition of the peer group periodically and will make adjustments to the peer group in response to changes in the size of business operations of the Company and of companies in the peer group, companies in the peer group being acquired or taken private, and other companies in the restaurant industry becoming public. The table below lists the companies that were considered during the fiscal year ended December 31, 2023 which remains consistent with prior years.

Casual Dining
Ark Restaurants Corp.
BJ's Restaurants
Chuy’s Holdings, Inc.
Denny’s Corporation
Dine Brands Global
Red Robin Gourmet Burgers
Fine Dining
Ruth’s Hospitality Group, Inc.
The ONE Group
Quick Casual
Noodles & Company
Portillo's
Shake Shack
Sweetgreen
Wingstop
Quick Service
Dutch Bros
El Pollo Loco Holdings, Inc.
Jack in the Box

Base Salary
In January 2023, the Compensation Committee reviewed the base salaries for the Company’s senior leadership team, taking into account individual and Company performance among other factors. After considering recommendations from the Chief Executive Officer and the Company’s compensation consultant, Aon, the Compensation Committee approved the following base salary increases effective January 2, 2023: Mr. Wright, $45,000, Mr. Noyes, $42,000, Mr. Cirulis, $17,370, and Ms. Dixon, $35,000, to reflect performance and to remain competitive with the market. Effective March 20, 2023, Mr. Daniels received a salary increase of $19,792.

Annual Incentive Plan
The Company has established the Support Center Annual Incentive Plan to provide annual cash incentive compensation to executives in its corporate offices (the “Support Center”). The graphic below illustrates the weighting of the metrics and the calculation of the objective component of the Annual Incentive Plan.

This plan sets a threshold, target, stretch and maximum payout level for each of these metrics applicable to all executive officers, and the amounts paid are based on the actual results achieved by the Company. The targets are approved for the year by the Compensation Committee after thoughtful discussion on the recommendations from the CEO and the Chief Financial Officer after conducting rigorous financial modeling. The goals are communicated to executives at the beginning of each year.
The threshold, target, stretch and maximum criteria and actual fiscal year ended December 31, 2023 results for Adjusted EBITDA and Same Store Sales are as follows.

	Threshold (50%)	Target (100%)	Stretch (150%)	Maximum (200%)	2023 Actual Performance	Achievement Percentage	Weight	Payout Percentage
Adjusted EBITDA (in millions)	$19,000	$24,200	$26,300	$28,300	$27,765	187%	70%	131%
Same Store Sales	4.9%	9.1%	10.5%	12.6%	12.0%	187%	30%	56%

The chart below sets forth the threshold, target, stretch and maximum percentages of base salary for awards under the Support Center Annual Incentive Plan in 2023, together with the actual bonus levels to be paid to our NEOs, based on actual Company results.

					Bonus Earned
Named Executive Officer	Threshold	Target	Stretch	Maximum	(%) of Target	($)
Robert D. Wright	60% of base salary	115% of base salary	—	200% of base salary	187%	$1,450,000
Steven W. Cirulis	32.5% of base salary	65% of base salary	97.5% of base salary	130% of base salary	187%	566,423
Adam Noyes	32.5% of base salary	65% of base salary	97.5% of base salary	130% of base salary	187%	$566,423
David Daniels	30% of base salary	60% of base salary	90% of base salary	120% of base salary	187%	$426,360
Adiya Dixon	30% of base salary	60% of base salary	90% of base salary	120% of base salary	187%	$392,700

Long-Term Incentive Awards
Long-term incentive awards are currently granted under our 2019 LTIP. The 2019 LTIP is administered by the Compensation Committee. Equity awards represent an important component of our named executive officer compensation. Similar to the prior year, the equity mix for executive officers is 50% performance stock units and 50% restricted stock units. The graphic below illustrates the weighting of the metrics and the calculation of the long-term incentive award.

Performance Stock Units
Annual performance stock units were granted to our named executive officers on April 7, 2023. The number of Target PSUs that shall become earned and vested pursuant to this award will be determined and shall be based on (i) the Base Price calculated as a 90-day VWAP as compared to the Target Stock Price as of April 7, 2026 or (ii) the relative Total Shareholder Return (TSR) metric vs. the Russell 3000 Travel & Leisure Index (T&L Index). The performance period is from April 7, 2023 to April 7, 2026. If either of the performance criteria are satisfied, the award will vest based on the percentages indicated in the chart below. The vesting date for these performance stock units is April 7, 2026. The table below outlines the share price achievement levels for the performance period.

	Threshold Grant Value (50%)	Target Grant Value (100%)	Target Grant Value (150%)	Max Grant Value (200%)
Target Stock Price	$8.59	$10.46	$13.07	$18.68
Relative TSR Percentile Performance vs. T&L Index	>40th Percentile	>55th Percentile	>75th Percentile	>90th Percentile

The number of performance stock units granted to our named executive officers in 2023 are reflected in the “Grants of Plan-Based Awards” table on page 35.
Restricted Stock Units
Annual restricted stock units were granted to our named executive officers on April 7, 2023. The restricted stock units vest in three equal annual installments, beginning on the first anniversary of the grant date.
The number of restricted stock units granted to our named executive officers in 2023 are reflected in the “Grants of Plan-Based Awards in 2023” table on page 35.

Other Plans
Our NEOs are eligible to participate in our 401(k) plan. The Company matches 50% of the contributions that our employees, including our NEOs, make to the 401(k) plan, with a maximum matching contribution of $3,000 per year. The Company established in fiscal 2014 a non-qualified deferred compensation plan which allows highly compensated employees to defer a portion of their base salary and variable compensation each plan year. Beginning in 2024, the Company will make safe harbor matching contributions to eligible participants based on deferral contributions equal to 100% of the first 3% of compensation contributed and 50% of the next 2% of compensation contributed.

Anti-Hedging Policy
Under the Company’s Anti-Hedging Policy, our directors, officers and employees are prohibited from engaging in any kind of hedging transaction that could reduce or limit such person’s holdings, ownership or interest in or to any securities of the Company, including without limitation outstanding stock options, deferred share units, restricted share units, or other compensation awards the value of which are derived from, referenced to or based on the value or market price of securities of the Company. Prohibited transactions include the purchase by a director, officer or employee of financial instruments, including, without limitation, prepaid variable forward contracts, instruments for short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company.

Clawbacks and Forfeiture Provisions
In October 2023, the Compensation Committee adopted the Company's updated clawback policy in compliance with Rule 10D-1 under the Exchange Act and NASDAQ rules. The clawback policy requires the Company to recover incentive-based compensation made to current and former executive officers that is granted, earned or vested based upon the attainment of a financial reporting measure in the event of an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. securities laws.

Employment Agreements
The following is a summary of the employment agreements the Company has entered into with certain of the named executive officers.
CEO Employment Agreement
The Company entered into an employment agreement with Mr. Wright on July 20, 2020 (as further amended on November 2, 2022, the “Wright Agreement”). Under the Wright Agreement, the term of Mr. Wright's employment is set to expire on December 31, 2025. The Wright Agreement also provides, among other things that: (i)Mr. Wright’s base salary is $725,000 effective on January 1, 2023, (ii) Mr. Wright is eligible to receive an annual bonus in an amount equal to 50%, 115% or 200% of Mr. Wright’s annual base salary based on satisfaction of performance conditions as determined in the sole discretion of the Board of Directors, (iii)  Mr. Wright is eligible to receive an annual grant of restricted stock units with a value equal to $500,000, which will vest in monthly installments over three years, (iv) Mr. Wright is eligible to receive an annual grant of performance stock units with a value of $500,000, which shall vest pursuant to the 2019 LTIP, and (v) Mr. Wright is eligible to receive an annual grant of price performance stock unit awards with a value equal to $500,000, which will vest in three installments if the 45-day volume weighted average price of a share of common stock of the Company exceeds (a) $8.00, (b) $10.00 and (c) $12.00. Mr. Wright is also entitled to severance payments under the Wright Agreement, which is subject to factors such as when his employment terminates (prior to or after December 31, 2025), as well as payments upon termination in connection with a change of control. See "Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control” below for more details.
Other Current NEO Employment Agreements
Cirulis Employment Agreement. On April 6, 2020, the Company entered into an employment agreement with Mr. Cirulis (the “Cirulis Agreement”). Under the Cirulis Agreement, Mr. Cirulis will be paid an annual base salary and also provides, among other things, that: (i) Mr. Cirulis is eligible to receive an annual cash incentive at a target rate of 60% of his base salary based on the attainment of mutually agreed upon performance goals; (ii) Mr. Cirulis is eligible for annual equity grants as determined by the Compensation Committee; (iii) the Company shall reimburse all reasonable business expenses incurred by Mr. Cirulis in performing services to the Company; and (iv) Mr. Cirulis will be entitled to severance and change of control benefits under certain circumstances following termination of employment. Mr. Cirulis will also be eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers. In January 2023, the Committee approved an increase to Mr. Cirulis’ annual cash incentive target rate from 60% to 65%.

Noyes Employment Agreement. On August 28, 2020, the Company entered into an employment agreement with Mr. Noyes (the “Noyes Agreement”). Under the Noyes Agreement, Mr. Noyes will be paid an annual base salary and also provides, among other things, that: (i) Mr. Noyes is eligible to receive an annual cash incentive at a target rate of 60% of his base salary based on the attainment of mutually agreed upon performance goals; (ii) beginning in calendar year 2021, Mr. Noyes is eligible for annual equity grants as determined by the Compensation Committee; (iii) the Company shall reimburse all reasonable business expenses incurred by Mr. Noyes in performing services to the Company; and (iv) Mr. Noyes will be entitled to severance and change of control benefits under certain circumstances following termination of employment. Mr. Noyes will also be eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers. In January 2023, the Committee approved an increase to Mr. Noyes’ annual cash incentive target rate from 60% to 65%.
Daniels Employment Agreement. On July 29, 2021, the Company entered into an employment agreement with Mr. Daniels (the “Daniels Agreement”). Under the Daniels Agreement, Mr. Daniels will be paid an annual base salary and also provides, among other things, that: (i) Mr. Daniels is eligible to receive an annual cash incentive at a target rate of 60% of his base salary based on the attainment of mutually agreed upon performance goals; (ii) Mr. Daniels is eligible for annual equity grants as determined by the Compensation Committee; and (iii) Mr. Daniels will be entitled to severance and change of control benefits under certain circumstances following termination of employment. Mr. Daniels is also eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers.
Dixon Employment Agreement. On November 11, 2020, the Company entered into an employment agreement with Ms. Dixon (the “Dixon Agreement”). Under the Dixon Agreement, Ms. Dixon will be paid an annual base salary and also provides, among other things, that: (i) beginning in calendar year 2021, Ms. Dixon is eligible to receive an annual cash incentive at a target rate of 60% of her base salary based on the attainment of mutually agreed upon performance goals; (ii) beginning in calendar year 2021, Ms. Dixon was eligible for annual equity grants as determined by the Compensation Committee; and (iii) Ms. Dixon will be entitled to severance and change of control benefits under certain circumstances following termination of employment. Also beginning in calendar year 2021, Ms. Dixon was eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.
David Near, Chairperson
David Head
Jill Sutton

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table summarizes compensation for the years ended December 31, 2023, December 25, 2022 and December 26, 2021 earned by our named executive officers which for the year ended December 31, 2023 includes (i) our principal executive officer, (ii) our principal financial officer and (iii) our next three most highly compensated executive officers who were serving as executive officers as of December 31, 2023.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Robert D. Wright	2023	$724,135	$—	$1,582,561	$1,559,113	$—	$3,865,809
President and Chief Executive Officer	2022	$680,000	$—	$—	$925,463	$—	$1,605,463
	2021	$324,815	$400,000	$—	$837,000	$107,842	$1,669,657
Steven W. Cirulis	2023	$465,712	$—	$1,001,867	$566,423	$—	$2,034,002
Senior Vice President, Chief Financial	2022	$448,630	$—	$399,996	$310,356	$—	$1,158,982
Officer and Chief Strategy Officer	2021	$444,002	$—	$504,000	$289,884	$27,500	$1,265,386
Adam Noyes	2023	$465,193	$—	$1,125,933	$566,423	$—	$2,157,549
Senior Vice President and Chief	2022	$424,000	$—	$499,997	$310,356	$—	$1,234,353
Operating Officer	2021	$348,942	$100,000	$449,998	$268,800	$13,656	$1,081,396
David Daniels
Senior Vice President and Chief	2023	$375,433	$—	$438,145	$426,360	$—	$1,239,938
Marketing Officer
Adiya Dixon	2023	$349,327	$—	$438,145	$392,700	$—	$1,180,172
Chief Legal Officer, Chief Compliance	2022	$315,000	$—	$299,995	$233,100	$—	$848,095
Officer and Secretary	2021	$275,000	$—	$300,000	$184,800	$1,344	$761,144
(1)    In 2020, the Company initiated a temporary salary reduction to mitigate some of the impact from COVID-19, which reduction ceased on August 10, 2020. The Company repaid 50% of the reduction in base salary in 2020 and repaid the remaining 50% of the reduction in February 2021. Pursuant to his employment agreement, Mr. Wright’s base salary increased to $650,000 in July 2021.
(2)    For 2021, represents a sign-on bonus of $400,000 received by Mr. Wright pursuant to his employment agreement.
(3)    Represents the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”) of restricted stock units (RSUs) and performance stock units (PSUs). See Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 25, 2022 for a discussion of the relevant assumptions used in calculating these amounts. The amounts reported in this column do not correspond to the actual value that will be recognized by the NEOs. The actual value that an NEO may realize will depend on the stock price at the date of vesting and the NEO’s continued service through the vesting period.
(4)    Represents cash incentive compensation earned pursuant to our Support Center Annual Incentive Plan.
(5)    Amounts for Messrs. Wright and Cirulis include a one-time payment of $100,000 and $16,410, respectively, to offset a loss in value to Messrs. Wright and Cirulis upon vesting of restricted stock units in March 2021, as a result of execution by our designated broker that was not in accordance with the Compensation Committee’s intention.

Grants of Plan-Based Awards in 2023
The following table sets forth information regarding fiscal year ended December 31, 2023 annual incentive bonus awards and equity awards granted to our NEOs for the fiscal year ended December 31, 2023 performance.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)(2)			All Other Stock Awards:
Name	Award	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)	Number of Shared of Stock or Units (#) (1)(3)	Grant Date Fair Value of Stock and Option Awards ($)
Robert D. Wright		2/8/2023	$435,000	$833,750	$1,450,000
	PPSU	1/6/2023					91,911			$333,453
	RSU	1/6/2023							91,911	$497,239
	PSU	4/7/2023				31,172	62,344	124,688		$751,869
Steven W. Cirulis		2/8/2023	$151,450	$302,000	$605,800					$375,934
	PSU	4/7/2023				15,586	31,172	62,344		$375,934
	RSU	4/7/2023							31,172	$249,999
Adam Noyes		2/8/2023	$151,450	$302,000	$605,800
	RSU	1/3/2023							90,909	$500,000
	PSU	4/7/2023				15,586	31,172	62,344		$375,934
	RSU	4/7/2023							31,172	$249,999
David Daniels		2/8/2023	$114,000	$228,000	$456,000
	PSU	4/7/2023				10,910	21,820	43,640		$263,149
	RSU	4/7/2023							21,820	$174,996
Adiya Dixon		2/8/2023	$105,000	$210,000	$420,000
	PSU	4/7/2023				10,910	21,820	43,640		$263,149
	RSU	4/7/2023							21,820	$174,996

(1)    All equity awards are denominated in shares of common stock and were granted under the Potbelly Corporation Amended and Restated 2019 Incentive Plan.
(2)    Reflects performance stock units, each of which represents a contingent right to receive one share of Potbelly Corporation common stock. All performance stock units vest, if at all, on April 7, 2026 based on the achievement of certain performance metrics. The payout range for the PSUs is 50% to 200%, and none of the PSUs will vest if the performance target is below threshold.
(3)    Reflects restricted stock units that represent a right to receive one share of common stock for each restricted stock unit. The restricted stock units vest in three equal installments beginning on the first anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes outstanding stock options and stock awards for each named executive officer as of December 31, 2023.

Named Executive Officer	Stock Awards
	Number of Units of Stock That Have Not Vested	Value of Units of Stock That Have Not Vested(1)
Robert D. Wright	61,274(2)	$638,475
	73,528(3)	$766,162
	62,344(4)	$649,624
Steven W. Cirulis	8,403(5)	$87,559
	25,210(6)	$262,688
	10,000(7)	$104,200
	31,172(4)	$324,812
	30,487(8)	$317,675
	20,325(9)	$211,787
	31,172(10)	$324,812
Adam Noyes	12,605(5)	$131,344
	37,815(6)	$394,032
	90,909(11)	$947,272
	31,172(4)	$324,812
	30,487(8)	$317,675
	20,325(9)	$211,787
	10,162(9)	$105,888
	31,172(10)	$324,812
David Daniels	13,867(12)	$144,494
	21,820(4)	$227,364
	22,865(8)	$238,253
	15,244(9)	$158,842
	21,820(10)	$227,364
Adiya Dixon	8,403(5)	$87,559
	25,210(6)	$262,688
	21,820(4)	$227,364
	22,865(8)	$238,253
	15,244(9)	$158,842
	21,820(10)	$227,364

(1)    The value of the stock awards is calculated by multiplying the closing price of Potbelly Corporation’s common stock on the Nasdaq on December 29, 2023 (the last trading day of the Company’s fiscal year), or $10.42 per share, by the number of stock awards.

(2)    Represents restricted stock unit awards that vest at the rate of one thirty-sixth (1/36) of such restricted stock units on each monthly anniversary beginning on January 31, 2023.
(3)    Represents performance price stock unit awards that vest, if at all, based on the achievement of certain performance metrics.
(4)    Represents restricted stock unit awards that vest on April 7, 2026.
(5)    Represents restricted stock unit awards that vest on April 26, 2024.
(6)    Represents performance stock unit awards that vest, if at all, on April 26, 2024 based on the achievement of certain performance metrics.
(7)    Represents restricted stock unit awards that vest on April 6, 2024.
(8)    Represents performance stock unit awards that vest, if at all, on April 1, 2025 based on the achievement of certain performance metrics.
(9)    Represents restricted stock unit awards that vest in equal installments on April 1, 2024 and April 1, 2025.
(10)    Represents restricted stock unit awards that vest in three equal installments on April 7, 2024, April 7, 2025 and April 7, 2026.
(11)    Represents restricted stock unit awards that vest on January 3, 2026.
(12)    Represents restricted stock unit awards that vest on August 23, 2024.

Option Exercises and Stock Vested
The following table provides information regarding stock awards that vested during the fiscal year ended December 31, 2023. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested.

Name	Grant Date	Stock Awards
		Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Robert D. Wright	8/10/2020	6,250	$46,688
	8/10/2020	6,250	$47,500
	8/10/2020	6,250	$48,375
	8/10/2020	6,250	$63,063
	8/10/2020	6,250	$52,313
	8/10/2020	6,250	$51,250
	8/10/2020	6,250	$57,563
	1/6/2023	2,553	$20,398
	1/6/2023	2,553	$18,382
	1/6/2023	2,553	$21,266
	1/6/2023	2,553	$26,755
	1/6/2023	2,553	$19,862
	1/6/2023	2,553	$22,415
	1/6/2023	2,553	$24,381
	1/6/2023	2,553	$20,398
	1/6/2023	2,553	$19,913
	1/6/2023	2,553	$22,466
	1/6/2023	2,553	$22,977
	1/6/2023	2,554	$26,613
	1/6/2023	18,383	$170,043
Steven W. Cirulis	5/18/2020	10,000	$80,200
	6/24/2020	38,461	$304,227
	11/20/2020	10,000	$77,000
	4/26/2021	8,403	$91,173
	5/20/2021	10,000	$80,200
	4/1/2022	10,163	$84,658
Adam Noyes	8/28/2020	26,358	$206,383
	4/26/2021	12,605	$136,764
	4/1/2022	5,082	$42,333
	4/1/2022	10,163	$84,658
David Daniels	8/23/2021	13,868	$110,805
	4/1/2022	7,622	$63,491
Adiya Dixon	4/26/2021	8,403	$91,173
	4/1/2022	7,622	$63,491

(1)    The value realized on vesting is calculated by multiplying the number of shares of our common stock that vested by the fair market value of a share of our common stock on the vesting date. The fair market value of a share of our common stock is based on the closing price of a share of our common stock on the vesting date as reported on NASDAQ.

Nonqualified Deferred Compensation
The Company established in 2014 a non-qualified deferred compensation plan which allows highly compensated employees to defer up to 80% of their salary and up to 100% of their bonus each plan year. If the participant separates from the Company prior to his or her seniority date (the earlier the participant attains 62 years of age or 10 years of service from date of hire) or upon a change of control or death, the distribution payment will be made as a lump sum to the participant’s account. If the participant separates from the Company after his or her seniority date, or upon disability, the participant may elect to receive the distribution as a lump sum payment or in up to five annual installments.

Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control
Each of our named executive officers serves at the pleasure of our Board of Directors. Our employment agreements with the named executive officers include provisions requiring us to make post-termination payments upon certain qualifying termination events. The disclosure below describes certain compensation that may become payable as a result of a qualifying termination of employment, based on the employment agreement in effect for each executive on December 31, 2023, the last business day of fiscal year ended December 31, 2023. In addition, the following disclosure describes the impact of a qualifying termination of employment (where a “qualifying termination” means a termination by the Company without cause or termination by the named executive officer for good reason), a corporate transaction or a change in control, termination due to death or disability, or retirement under the terms of our named executive officers’ employment agreements and equity awards held by each of our named executive officers as of December 31, 2023. These benefits are in lieu of benefits generally available to salaried employees.
Robert D. Wright Employment Agreement. The Wright Agreement provided for severance pay and benefits if Mr. Wright is terminated for any reason or if Mr. Wright’s employment is terminated due to death or disability. In the event Mr. Wright’s employment terminated for any reason, including due to death or disability, Mr. Wright was entitled to receive any accrued amounts otherwise owed as of the date of termination. In the event Mr. Wright’s employment terminated in a qualifying termination prior to a Change in Control, Mr. Wright was entitled to a cash severance payment equal to 12 months of his annual base salary ($725,000) payable in installments over 12 months; payment equal to the amount of the annual bonus that Mr. Wright would have received for the year in which the termination occurred pro-rated through the date of termination and based on the target level of performance for the year of termination; subsidized COBRA benefits for 12 months; and all of Mr. Wright’s equity awards would have vested in accordance with their terms. Under the Amended Wright Agreement, in the event Mr. Wright’s employment is terminated (a) prior to December 31, 2025 for any reason any unvested portion of Price Performance Awards will remain eligible to vest for 90 days following the termination date or (b) after December 31, 2025 for any reason other than cause, death or disability and Mr. Wright assists the Board with the transition of his position, all outstanding RSUs, PSUs, and Price Performance Awards will continue to vest subject to the terms of the awards. In the event of a change of control, the Amended Wright Agreement provides for the vesting of all unvested RSUs and all or some portion of the PSUs and Price Performance Awards.
Steven W. Cirulis Employment Agreement. The Cirulis Agreement provides for severance pay and benefits if Mr. Cirulis is terminated for any reason or if Mr. Cirulis’ employment is terminated due to death or disability. In the event Mr. Cirulis’ employment terminates for any reason, including due to death or disability, Mr. Cirulis is entitled to receive any accrued amounts otherwise owed as of the date of termination. In the event Mr. Cirulis’ employment terminates by reason of death or disability, Mr. Cirulis (or his estate) is entitled to receive the annual bonus Mr. Cirulis would have received for the year in which the termination occurs pro-rated through the date of termination and based on the actual level of performance for the year of termination. In the event Mr. Cirulis’ employment terminates in a qualifying termination prior to a Change in Control, Mr. Cirulis is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months and subsidized COBRA benefits for 12 months. In the event Mr. Cirulis’ employment terminates in a qualifying termination on or within two years following a Change in Control, Mr. Cirulis is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months; subsidized COBRA benefits for 12 months; and a cash amount equal to the amount of the annual bonus that Mr. Cirulis would have received for the year in which the termination occurs pro-rated through the date of termination and based on the actual level of performance for the year of termination.
Adam Noyes Employment Agreement. The Noyes Agreement provides for severance pay and benefits if Mr. Noyes is terminated for any reason or if Mr. Noyes’ employment is terminated due to death or disability. In the event Mr. Noyes’ employment terminates for any reason, including due to death or disability, Mr. Noyes is entitled to receive any accrued amounts otherwise owed as of the date of termination. In the event Mr. Noyes’ employment terminates in a qualifying termination, Mr. Noyes is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months and subsidized COBRA benefits for 12 months.
David Daniels Employment Agreement. The Daniels Agreement provides for severance pay and benefits if Mr. Daniels is terminated for any reason or if Mr. Daniel’s employment is terminated due to death or disability. In the event Mr. Daniel’s employment terminates for any reason, including due to death or disability, Mr. Daniels is entitled to receive any accrued amounts otherwise owed as of the date of termination. In the event Mr. Daniel’s employment terminates in a qualifying termination, Mr. Daniels is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months and subsidized COBRA benefits for 12 months.
Adiya Dixon Employment Agreement. The Dixon Agreement provides for severance pay and benefits if Ms. Dixon is terminated for any reason or if Ms. Dixon’s employment is terminated due to death or disability. In the event Ms. Dixon’s employment terminates for any reason, including due to death or disability, Ms. Dixon is entitled to receive any accrued amounts otherwise owed as of the date of termination. In the event Ms. Dixon’s employment terminates in a qualifying termination, Ms. Dixon is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months and subsidized COBRA benefits for 12 months.
The following table quantifies the potential payments and benefits to which the named executive officers would have been entitled to receive if one of several different termination of employment or change in control events occurred on December 31, 2023. All employees are also entitled to life insurance benefits of up to the amount of such employee’s base salary, up to a maximum amount of $125,000, if death occurs while actively employed, which benefit is also not included in the table below. With regard to all RSUs subject to time-based vesting at December 31, 2023, the assumed values of the awards are shown in the table in the applicable columns. For RSUs, the value shown in the table is based on the number of RSUs multiplied by $10.42, the closing price of our common stock on December 29, 2023 (the last business day of the fiscal year).

Name	Benefit	Voluntary Termination For Good Reason or Involuntary Termination Without Cause	Qualifying Termination (following Change in Control)	Death/ Disability(1)
Robert D. Wright	Cash Severance	$ 725,000	$ 725,000	$ —
	Subsidized COBRA	$ 21,154	$ 21,154	$ —
	RSUs	$ —	$ 649,624	$ —
	TOTAL	$ 746,154	$ 1,395,778	$ —

Steven W. Cirulis	Cash Severance	$ 466,000	$ 466,000	$ 289,884
	Subsidized COBRA	$ 1,285	$ 1,285	$ —
	RSUs	$ —	$ 1,633,573	$ —
	TOTAL	$ 467,285	$ 2,100,858	$ 289,884

Adam Noyes	Cash Severance	$ 466,000	$ 466,000	$ —
	Subsidized COBRA	$ 22,928	$ 22,928	$ —
	RSUs	$ —	$ 2,757,622	$ —
	TOTAL	$ 488,928	$ 3,246,550	$ —

David Daniels	Cash Severance	$ 380,000	$ 380,000	$ —
	Subsidized COBRA	$ 22,928	$ 22,928	$ —
	RSUs	$ —	$ —	$ —
	TOTAL	$ 402,928	$ 402,928	$ —

Adiya Dixon	Cash Severance	$ 350,000	$ 350,000	$ —
	Subsidized COBRA	$ 1,285	$ 1,285	$ —
	RSUs	$ —	$ —	$ —
	TOTAL	$ 351,285	$ 351,285	$ —

(1)    As noted above, if certain named executive officer’s termination occurs due to death or disability, the named executive officer would receive a Pro-Rated Bonus under the Annual Incentive Plan.

Compensation Risk Considerations
In October 2023, our Compensation Committee reviewed a risk assessment conducted by management and our Compensation Committee’s independent compensation consultant to determine whether the design of our employee compensation programs and the amounts and components of employee compensation might create incentives for excessive risk taking by our employees. Based on this review, our Compensation Committee concluded that the risks arising from our employee compensation programs are not reasonably likely to have a material adverse effect on our company. Our Compensation Committee believes that our compensation programs encourage employees, including our executives, to remain focused on an appropriate balance of the short-term and long-term operational and financial goals of our company, thereby reducing the potential for actions that involve an excessive level of risk. See the section entitled "Compensation Discussion and Analysis" above for information regarding certain risk mitigating features of our compensation programs.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Wright. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions, and make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.
The following table sets forth a summary of the annual total compensation of the median employee identified by the Company (other than the CEO), the annual total compensation of our CEO and the ratio of such amounts.

CEO Pay Ratio
Median employee total compensation	$34,508
CEO total compensation	$3,865,809
Ratio of CEO to Median employee compensation	112:1

As of December 31, 2023, the Company employed over 5,000 persons, including Mr. Wright.
To identify the median employee as of December 31, 2023, we used the gross pay of all of our employees, excluding our CEO. We did not make any cost-of-living or other adjustments in identifying the median employee and we annualized the pay of any employees who were not employed for the full year. We then calculated the 2023 total annual compensation of the median employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $34,508. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the “Summary Compensation Table” above.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. Further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance is described under “Compensation Discussion & Analysis” beginning on page 25.
The following table sets forth information concerning the compensation of our CEO and other NEOs for each of the fiscal years ending December 31, 2023, December 25, 2022 and December 26, 2021 and our financial performance for each such fiscal year:

Year	Summary Compensation Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return(5)	Net Income (Loss) (in thousands)(6)
2023	$3,865,809	$5,141,003	$1,652,915	$1,978,576	$215.56	$5,119
2022	$1,605,463	$1,641,526	$1,005,403	$1,028,776	$129.10	$4,345
2021	$1,669,657	$3,602,820	$973,176	$1,161,420	$121.71	$(23,784)

(1)    Amounts in this column represent the amounts reported for Mr. Wright, our Chief Executive Officer and President for 2023, 2022 and 2021 in the “Total” column of the Summary Compensation Table for each applicable year.
(2)    Amounts in this column represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to total compensation to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	LESS: Reported Value of Equity Awards(a)	PLUS: Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2023	$3,865,809	$1,582,561	$2,857,755	$5,141,003
2022	$1,605,463	$—	$36,063	$1,641,526
2021	$1,669,657	$—	$1,933,163	$3,602,820

(a)    Amounts in this column represent the amounts reported in the “Stock Awards” columns in the Summary Compensation Table for each applicable year.
(b)    The amounts deducted or added in calculating the equity award adjustments are as set forth in the following table.

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Applicable Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Applicable Year ($)	Year over Year Change in Fair Value of Equity Awards Grant In Prior Years that Vested in the Applicable Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Applicable Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value ($)	Total Equity Award Adjustments ($)
2023	$2,299,706	$—	$435,861	$122,188	N/A	N/A	$2,857,755
2022	$—	$14,000	$—	$22,063	N/A	N/A	$36,063
2021	$—	$111,625	$—	$1,821,538	N/A	N/A	$1,933,163

(3)    Amounts in this column represent the average of the amounts reported for the Company’s NEOs as a group, excluding our CEO, in the “Total” column of the Summary Compensation Table for each applicable year. The NEOs included for purposes of calculating the average amounts for 2021 and 2022 are Ms. Dixon and Messrs. Cirulis, Noyes and Douglas and for 2023 are Ms. Dixon and Messrs. Cirulis, Noyes and Daniels.
(4)    Amounts in this column represent the average amount of “compensation actually paid,” to the Company’s NEOs as a group, excluding our CEO, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to average total compensation for the NEOs as a group, excluding our CEO, to determine the compensation actually paid, using the same methodology described above in Note (2):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	LESS: Average Reported Value of Equity Awards	PLUS: Average Equity Award Adjustments (see yearly tabs)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$1,652,915	$751,023	$1,076,684	$1,978,576
2022	$1,005,403	$362,496	$385,869	$1,028,776
2021	$973,176	$375,999	$564,243	$1,161,420

(a)    Amounts in this column represent the amounts reported in the “Stock Awards” columns in the Summary Compensation Table for each applicable year.
(b)    The amounts deducted or added in calculating the equity award adjustments are as set forth in the following table.

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Applicable Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Applicable Year ($)	Year over Year Change in Fair Value of Equity Awards Grant In Prior Years that Vested in the Applicable Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Applicable Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value ($)	Total Equity Award Adjustments ($)
2023	$552,177	$397,892	N/A	$126,615	N/A	N/A	$1,076,684
2022	$356,378	$14,659	N/A	$14,832	N/A	N/A	$385,869
2021	$368,893	$52,870	N/A	$142,480	N/A	N/A	$564,243

(5)    Cumulative TSR is calculated by dividing the difference between the Company’s share price at the end of the measurement period and the beginning of the measurement period (December 24, 2020) by (ii) the Company’s share price at the beginning of the measurement period (December 24, 2020).
(6)    Represents the amount of net income (loss) reflected in the Company’s audited financial statements for each applicable year.
Analysis of Information Presented in the Pay Versus Performance Table
As described in greater detail in the “Compensation Discussion & Analysis,” the Company’s executive compensation program reflects a pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance table above. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.
From 2021 to 2022, the compensation actually paid to our CEO and the average of the compensation actually paid to the Other NEOs decreased by (54)% and (11)%, respectively, compared to (i) a 6% increase in our TSR and (ii) an approximately $28.1 million increase in our Net Income (Loss) over the same time period. A substantial portion of the decrease in the compensation actually paid to our CEO from 2021 to 2022 resulted from an increase in the fair value of equity awards granted prior to 2021 that vested in 2021 as shown above in the footnotes to the Pay Versus Performance table.

From 2022 to 2023, the compensation actually paid to our CEO and the average of the compensation actually paid to the Other NEOs increased by 213% and 92%, respectively, compared to (i) a 67% increase in our TSR and (ii) an approximately $0.8 million increase in our net income (loss) over the same time period. A substantial portion of the increase in the compensation actually paid to our CEO resulted from (i) a grant of equity awards in 2023 (the first equity awards granted to our CEO since 2020) and (ii) an increase in the fair value of equity awards as shown above in the footnotes to the Pay Versus Performance table. A substantial portion of the increase in the average of the compensation actually paid to the Other NEOs from 2022 to 2023 resulted from an increase in the fair value of equity awards as shown above in the footnotes to the Pay Versus Performance table.
RELATED PARTY TRANSACTIONS

Agreement with Restaurant Development Experts
On May 20, 2021, the Company entered into a master services agreement with Restaurant Development Experts (“RDE”), a company 70% owned by Larry Strain, the Company's former Chief Development Officer (the “RDE Agreement”) pursuant to which RDE agreed to provide certain services pursuant to work orders agreed upon by the parties from time to time.
The Company and RDE executed four work orders on May 20, 2021 under the RDE Agreement as described in the table below:

Work Order	Term	Description of Services	Fee
1	12 months	Larry Strain will serve as the Company’s Chief Development Officer	$25,000 per month
2	12 months	RDE will engage franchise salespersons to recruit franchisees for the Company	$10,000 per month per salesperson engaged plus commissions for franchise shops sold
3	36 months from the engagement date for each selected designated market area	RDE will perform certain site selection and trade area mapping and real estate support for new franchise shops	Fees are designated market area-specific
4	12 months	RDE will represent the Company in all lease and ground lease transactions and all purchase and sale transactions	Commission payable by seller

In 2023, the Company paid RDE a total of $708,669, including $234,655 for Mr. Strain's services as the Company's Chief Development Officer and $178,000 for RDE's services in recruiting franchisees for the Company and commissions for franchise shops sold and $224,908 for real estate support for new franchise shops. The RDE Agreement was terminated on August 31, 2023. Final payment for all services performed in 2023 related to real estate support for new franchise shops was made in 2024 in the amount of $490,682.

Indemnification Agreements
In addition to the indemnification provided for in our certificate of incorporation and Bylaws, we provide indemnification to Messrs. Cirulis and Wright through the Cirulis Agreement and Wright Agreement, respectively, and have entered into indemnification agreements with Mr. Noyes, Ms. Dixon, Mr. Daniels and our current directors. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our Company, arising out of such person’s services as a director or executive officer of ours. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Review, Approval or Ratification of Transactions with Related Persons
We have adopted a written policy relating to the approval of related party transactions. Our Audit Committee will review certain financial transactions, arrangements and relationships between us and any of the following related parties:
•any of our directors, director nominees or executive officers;
•any beneficial owner of more than 5% of our outstanding stock;
•any immediate family member of any of the foregoing; and
•any entity in which any of the foregoing is employed or has more than a 5% beneficial ownership.
Any member of the Audit Committee who is a party to a transaction under review will not be permitted to participate in the discussions, consideration or approval of such transaction. Prior to entering into any related party transaction, the interested director or officer shall provide notice of such transaction to our Chief Legal Officer. The Audit Committee shall review any such submissions and shall consider all relevant facts and circumstances of such transaction. The Audit Committee shall approve only those proposed transactions that are in, or not inconsistent with, the best interests of Potbelly and its stockholders.
In the event management determines a related party transaction exists which was not approved by the Audit Committee, management will submit the transaction to the Audit Committee for consideration. The Audit Committee shall consider all relevant facts and circumstances of such transaction, and shall evaluate all options, including but not limited to ratification, amendment, termination or rescission of the transaction.
The policy lists certain types of transactions in which an officer or director may have an interest that are deemed not to require review as a related party transaction, including (i) transactions in the ordinary course of business not exceeding $25,000, (ii) certain charitable contributions, and (iii) certain approved compensation arrangements.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
Except where indicated by footnote, the following tables set forth information as of March 31, 2024 as to the beneficial ownership of our common stock by:
•each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;
•each of our executive officers;
•each of our directors and director nominees; and
•all of our executive officers and directors as a group.
The number of shares beneficially owned by each stockholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise indicated below, the address for each listed director, officer and stockholder is c/o Potbelly Corporation, 111 North Canal Street, Suite 325, Chicago, Illinois 60606. The percentage of beneficial ownership shown in the following tables is based on 29,682,807 outstanding shares of common stock as of March 31, 2024, the latest practicable date prior to the publication of this Proxy Statement. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options or restricted stock units exercisable or vesting within 60 days of March 31, 2024 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Number of Shares Beneficial Owned	Percentage of Class Beneficially Owned
Beneficial Owners of 5% or more of outstanding common stock
Nierenberg Investment Management Company, Inc.(1)	2,925,865	9.9%
Blackrock, Inc.(2)	1,819,598	6.1%
180 Degree Capital Corp.(3)	1,761,429	5.9%
Soviero Master Fund, LP(4)	1,628,340	5.5%
The Vanguard Group(5)	1,579,581	5.3%
Renaissance Technologies LLC(6)	1,469,154	5.0%

Directors and Named Executive Officers
Robert D. Wright(7)	679,935	2.3%
Steven W. Cirulis(8)	284,739	1.0%
Adam Noyes(9)	149,444	*
David Daniels(10)	40,506	*
Adiya Dixon(11)	45,771	*
Vann Avedisian(12)	717,407	2.4%
Joseph Boehm(13)	191,237	*
Adrian Butler(14)	68,375	*
David Head(15)	126,572	*
David Near(16)	121,820	*
Dave Pearson(17)	26,645	*
Jill Sutton(15)	42,399	*
Todd Smith(15)	95,509	*
All directors and executive officers as a group (16 people)(18)	2,710,952	9.1%

*    Represents less than 1.0%
(1)    Based solely on the Schedule 13D filed on December 21, 2023, by The D3 Family Fund, L.P. (the “Family Fund”), The D3 Family Bulldog Fund, L.P. (the “Bulldog Fund”), Benedict Value Fund, L.P. (the “Benedict Fund”), Haredale Ltd. (“Haredale”), Nierenberg Investment Management Company, Inc. (“NIMCO”) and David Nierenberg (“Nierenberg”). The Family Fund has shared voting and dispositive power over 856,089 shares, the Bulldog Fund has shared voting and dispositive power over 1,505,259 shares, the Benedict Fund has shared voting and dispositive power over 375,555 shares, Haredale has sole voting power and shared dispositive power over 92,957 shares, NIMCO has shared voting and dispositive power over 2,829,860 shares and Nierenberg has sole voting and dispositive power over 96,005 shares and shared voting and dispositive power over 2,829,860 shares. NIMCO and Nierenberg may each be deemed to beneficially own the shares held by the Family Fund, the Bulldog Fund, the Benedict Fund and Haredale. The address of the Family Fund, the Bulldog Fund, the Benedict Fund, Haredale, NIMCO and Nierenberg is 19605 N.E. 8th Street, Camas, Washington 98607.
(2)    Based solely on the Schedule 13G filed on January 29, 2024 by BlackRock, Inc. which has sole voting power over 1,811,567 shares and sole dispositive power over 1,819,598 shares. The address of this entity is 50 Hudson Yards New York, NY 10001.
(3)    Based solely on the Schedule 13D filed on March 11, 2024 by 180 Degree Capital Corp (“180 Degree”). Kevin Rendino, in his role as Chief Executive Officer and Portfolio Manager of 180 Degree and Daniel B. Wolfe, in his role as President and Portfolio Manager of 180 Degree each have shared voting and dispositive power with respect to the 1,761,429 shares owned by 180 Degree Capital and its separate accounts. The address for Kevin Rendino, Daniel B. Wolfe and 180 Degree is 7 N. Willow Street, Suite 4B, Montclair, NJ 07042.
(4)    Based solely on the Schedule 13G filed on February 14, 2024 by Soviero Master Fund, L.P. (the “Master Fund”), Soviero Advisors, LLC (“Soviero Advisors”), Soviero Asset Management, LP (“Soviero Asset Management”), Soviero GP, LLC (“Soviero GP”) and Thomas Soviero (“Soviero”). The Master Fund beneficially owns and has shared voting and dispositive power over 1,405,000 shares. Soviero Advisors, as the general partner of the Master Fund, may be deemed to beneficially own the 1,405,000 shares beneficially owned by the Master Fund. Soviero Asset Management, as the investment manager of the Master Fund, may be deemed to beneficially own the 1,405,000 shares owned by the Master Fund. Soviero GP, as the general partner of Soviero Asset Management, may be deemed to beneficially own the 1,405,000 shares beneficially owned by Soviero Asset Management. Soviero, as the Managing Member of Soviero Advisors and as the Managing Member of Soviero GP, may be deemed to beneficially own the 1,405,000 shares beneficially owned by Soviero Advisors and Soviero GP, respectively. Soviero also owns 223,340 shares that he holds directly. The address for these parties is 3 Columbus Circle, Suite 1588, New York, NY 10019.
(5)    Based solely on the Schedule 13G filed on February 13, 2024 by The Vanguard Group - 23-1945930 which has shared voting power over 42,462 shares, shared dispositive power over 49,637 shares, sole voting power over 0 shares and sole dispositive power over 1,529,944 shares. The address of this entity is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(6)    Based solely on the Schedule 13G filed on February 13, 2024 by Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC”). The shares are beneficially owned by RTC and beneficially owned by RTHC because of RHTC’s majority ownership of RTC. RTC and RTHC have sole voting power and sole dispositive power over the shares. The address for these entities is 800 Third Avenue, New York, New York 10022.
(7)    Includes 5,106 shares issuable in settlement of restricted stock units which vest within 60 days of March 31, 2024.
(8)    Includes 28,794 shares issuable in settlement of restricted stock units which vest within 60 days of March 31, 2024.
(9)    Includes 22,996 shares issuable in settlement of restricted stock units which vest within 60 days of March 31, 2024.
(10) Includes 7,273 shares issuable in settlement of restricted stock units which vest within 60 days of March 31, 2024.
(11)    Includes 15,676 shares issuable in settlement of restricted stock units which vest within 60 days of March 31, 2024.
(12) Includes (i) 513,163 shares of common stock held by the Vann A. Avedisian Trust, of which Mr. Avedisian is the beneficiary, (ii) 101,585 shares owned by Intrinsic and warrants owned by Intrinsic to purchase 40,634 shares, (iii) 21,514 shares owned directly by Mr. Avedisian and (iv) 16,187 shares issuable in settlement of restricted stock units which vest within 60 days of March 31, 2024. Mr. Avedisian is the founder and Managing Director of Intrinsic and possesses shared power to vote and dispose of shares owned directly by Intrinsic. Mr. Avedisian disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(13)    Includes 26,678 shares issuable in settlement of restricted stock units which vest within 60 days of March 31, 2024.
(14) Includes 8,992 shares issuable in settlement of restricted stock units which vest within 60 days of March 31, 2024.
(15)    Includes 16,187 shares issuable in settlement of restricted stock units which vest within 60 days of March 31, 2024.
(16) Includes 17,386 shares issuable in settlement of restricted stock units which vest within 60 days of March 31, 2024.
(17) Includes 9,892 shares issuable in settlement of restricted stock units which vest within 60 days of March 31, 2024.
(18) Includes 217,989 shares issuable in settlement of restricted stock units which vest within 60 days of March 31, 2024    .

Delinquent Section 16(a) Reports
Compliance with Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.
Based solely on a review of the copies of such reports filed with the SEC and on written representations from our executive officers and directors, we believe that during 2023 all Section 16(a) filing requirements were complied with on a timely basis, except that each of Adam Noyes, Robert D. Wright, Karen McKee and Patrick Walsh was late in filing one required report on Form 4, in each case due to an administrative error, and Patrick Walsh was late in filing one required report on Form 3.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?
Our Board of Directors is soliciting proxies in connection with the Annual Meeting. The Company will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. The Company has retained DF King for certain advisory and solicitation services at a fee of approximately $10,000. Proxies also may be solicited on the Company’s behalf by officers and other employees who will be separately compensated for their efforts. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding Proxy Materials to beneficial owners of stock or otherwise in connection with this solicitation. We are mailing these Proxy Materials to stockholders of record as of the close of business on March 22, 2024, the Record Date.
You are receiving this Proxy Statement as a stockholder of the Company. We request that you promptly use the enclosed proxy card to vote, by telephone, Internet, or mail, in the event you desire to express your support of or opposition to the proposals.
THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE EIGHT DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, AND 3.

Where and when is the Annual Meeting?
We will hold the Annual Meeting virtually on May 15, 2024, at 8:00 a.m., Central Time (login beginning at 7:45 a.m., Central Time), exclusively via live audio webcast. Please go to www.virtualshareholdermeeting.com/PBPB2024 for instructions on how to participate in the Annual Meeting.

What am I being asked to vote on at the Annual Meeting?
We are asking our stockholders to consider the following proposals at the Annual Meeting:
•Proposal 1: the election of eight director nominees to serve on the Board of Directors for a term of one year or until their successors are duly elected or appointed and qualified.

•Proposal 2: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2024.
•Proposal 3: a non-binding advisory vote on a resolution approving the 2023 compensation of our named executive officers; and
•Proposal 4: any other business properly brought before the Annual Meeting.

Who can vote?
Stockholders of record at the close of business on March 22, 2024, the Record Date, may vote at the Annual Meeting.
As of the Record Date, there were 29,682,807 shares of our common stock outstanding.

How many votes do I have?
You have one vote for each share of our common stock that you owned as of the Record Date. These shares include shares held by you as a “stockholder of record” and as a “beneficial owner.”

What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?
If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares. We have sent these Proxy Materials directly to you.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name. Your broker, bank or other nominee who is considered the stockholder of record with respect to those shares has forwarded these Proxy Materials to you. You should direct your broker, bank or other nominee on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting by telephone or the Internet.

What is a proxy?
If you legally designate another person to vote the shares you own at a meeting of stockholders according to your instruction, that person is your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers to serve as proxies for the Annual Meeting: Robert D. Wright and Adiya Dixon.

How can I vote my shares?
Stockholders of Record. Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:
•By Internet
•Before the Annual Meeting – You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 14, 2024.
•During the Annual Meeting – You may attend the meeting via the Internet at www.virtualshareholdermeeting.com/PBPB2024 and vote during the meeting by following the instructions provided on the enclosed proxy card.
•By Telephone – You may vote your shares by touch-tone telephone by calling the toll-free number on the enclosed proxy card. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 14, 2024.

•By Mail – You may submit your proxy by completing, signing and dating your proxy card and returning it in the reply envelope included with these Proxy Materials.
Beneficial Owners. If you are the beneficial owner of your shares (that is, you hold your shares in “street name” through an intermediary such as a broker, bank or other nominee), you will receive a voting instruction form from your bank, broker or other nominee.
Your bank, broker or other nominee will not vote your shares on Proposals 1 or 3 unless you provide them instructions on how to vote your shares. You should instruct your bank, broker or other nominee how to vote your shares by following the directions provided by your bank, broker or other nominee.
General. If you submit your proxy using any of the methods above, Robert D. Wright or Adiya Dixon will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director, and for, and against or abstain from voting for Proposals 2 and 3 and any other proposals properly introduced at the Annual Meeting. If you vote by telephone or Internet and choose to vote with the recommendation of our Board of Directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted FOR the election of each of the eight director nominees (Proposal 1); FOR ratification of the appointment of Deloitte & Touche LLP to serve as our independent public accounting firm (Proposal 2); and FOR the non-binding resolution approving our 2023 named executive officer compensation (Proposal 3).
If a matter to be considered at the Annual Meeting is timely submitted pursuant to Rule 14a-4(c)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), your proxy will authorize Robert D. Wright or Adiya Dixon to vote your shares in their discretion with respect to any such matter subsequently raised at the Annual Meeting. At the time this Proxy Statement was filed, we knew of no matters to be considered at the Annual Meeting other than those referenced in this Proxy Statement.

How can I revoke my proxy?
You may revoke a proxy in any one of the following three ways:
•submit a valid, later-dated proxy, or vote again by Internet or by phone after your original vote;
•notify our corporate secretary in writing before the Annual Meeting that you have revoked your proxy; or
•vote online at the Annual Meeting.

If I have already voted by proxy on one or more proposals, can I change my vote?
Yes. To change your vote by proxy, simply sign, date and return the enclosed proxy card or voting instruction form in the accompanying postage pre-paid envelope, or vote by proxy via telephone or the Internet in accordance with the instructions on the proxy card or voting instruction form. We strongly urge you to vote by proxy “FOR” the election of each of the eight director nominees named in Proposal 1 and “FOR” Proposals 2 and 3. Only your latest dated proxy will count at the Annual Meeting.

What “quorum” is required for the Annual Meeting?
In order to have a valid stockholder vote, a quorum must exist at the Annual Meeting. At the Annual Meeting a quorum exists when stockholders holding a majority of the issued and outstanding shares entitled to vote are present in person or represented by proxy at the meeting.
Votes withheld, abstentions and broker-non votes (discussed below under “– What is the effect of abstentions and broker non-votes?”) will be counted as present or represented for purposes of determining whether a quorum exists. In the absence of a quorum, the Annual Meeting may be adjourned by a majority of the votes entitled to be cast either present in person or represented by proxy or by any officer entitled to preside at the Annual Meeting.

What vote is required to approve each proposal?

Proposal 1	Vote Required	Broker Discretionary Voting Allowed
Election of eight director nominees to serve a term of one year	Plurality of votes cast	No
Proposal 2
Ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 29, 2024	Majority of shares present in person or represented by proxy and entitled to vote	Yes
Proposal 3
Non-binding, advisory vote on resolution approving our 2023 named executive officer compensation	Majority of shares present in person or represented by proxy and entitled to vote	No

How are the voting results determined?
For the election of directors, your vote may be cast “for” each of the nominees or your vote may be “withheld” with respect to one or more of the nominees. The nominees receiving the largest number of “for” votes will be elected as directors, up to the maximum number of directors to be chosen for election. Adoption of each of Proposals 2 and 3 requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter (meaning that of the shares present or represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved).

What is the effect of abstentions and broker non-votes?
Because the election of directors is determined on the basis of a plurality of the votes cast, abstentions have no effect on the outcome of the election of eight nominees to the Board of Directors (Proposal 1), although abstentions will result in directors receiving fewer votes.
Because the approval of a majority of shares present and entitled to vote is required to ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending December 29, 2024 (Proposal 2), and to approve on an advisory basis, the non-binding resolution approving our 2023 named executive officer compensation (Proposal 3), abstentions have the effect of a vote against those proposals.
Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular “non-routine” proposals, including the election of directors, and the “beneficial owner” of those shares has not instructed the broker to vote on those proposals. Shares registered in the name of a broker, bank or other nominee, for which proxies are voted on some, but not all matters, will be considered to be represented at the Annual Meeting and voted only as to those matters for which the broker, bank or other nominee has authority to vote. Broker non-votes will have no direct effect on the outcome of the election of directors or the advisory resolution on executive compensation. Approval of our independent public accountant is a "routine" matter so there should be no broker non-votes with respect to this proposal.

Will my shares be voted if I do nothing?
If your shares are registered in your name, you must sign and return a proxy card in order for your shares to be voted, unless you vote via telephone or the Internet or vote online at the Annual Meeting. If you submit (including by telephone or Internet) your proxy card with no instructions on how to vote, your shares will be voted in accordance with the recommendations of the Board.
If your shares of our common stock are held in “street name,” your bank, broker or other nominee has enclosed a proxy card or voting instruction form with this Proxy Statement. We strongly encourage you to authorize your bank, broker or other nominee to vote your shares by following the instructions provided on the proxy card or voting instruction form. If you sign (including electronic confirmation in the case of Internet or telephone voting) your broker voting instruction form with no instructions on how to vote, your stock will be voted in the broker’s discretion only with respect to “routine” matters but will not be voted with respect to “non-routine” matters. The only routine matter on the ballot for the Annual Meeting is the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2024 (Proposal 2).
Please return your proxy card or voting instruction form to your bank, broker or other nominee by proxy by signing, dating and returning the enclosed proxy card or voting instruction form in the accompanying postage pre-paid envelope or vote by proxy via telephone or the Internet in accordance with the instructions in the proxy card or voting instruction form. Please contact the person responsible for your account to ensure that a proxy card or voting instruction form is voted on your behalf.
We strongly urge you to vote by proxy “FOR” the election of each of the eight director nominees named in Proposal 1, “FOR” Proposals 2 and 3.

What are the fiscal year end dates?
This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about Potbelly and its executive officers and directors. Some of the information is provided as of the end of our 2021, 2022 or 2023 fiscal years as well as some information being provided as of a more current date. Our fiscal year 2021 ended December 26, 2021, our fiscal year 2022 ended December 25, 2022 and our fiscal year 2023 ended December 31, 2023.

Where can I find the voting results?
We intend to announce preliminary voting results at the Annual Meeting. We will disclose the preliminary results in a Current Report on Form 8-K, which we expect to file on or before May 21, 2024. You can obtain a copy of the Form 8-K by logging on to our website at http://investors.potbelly.com/financial-information/sec-filings, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this Proxy Statement.

OTHER MATTERS

Stockholder Proposals for the 2025 Annual Meeting
Pursuant to Rule 14a-8 under the Exchange Act, in order to be included in the Company’s Proxy Materials for the 2025 Annual Meeting, a stockholder proposal must be received in writing by the Company by the close of business on December 6, 2024 and otherwise comply with all requirements of the SEC for stockholder proposals. The Company’s address is 111 N. Canal Street, Suite 325, Chicago, IL 60606.
In addition, our Bylaws provide that any stockholder who desires to bring a proposal before an annual meeting, or to nominate persons for election as directors, must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered by the close of business to the above address not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting. Accordingly, to be timely, a notice must be received no earlier than January 15, 2025 and no later than February 14, 2025 (assuming the meeting is held not more than 30 days before or more than 60 days after May 15, 2025). The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by our Bylaws and, with respect to director nominees, must include the information requirements of Rule 14a-19(b)(2) and (3).

Form 10-K and Other Filings
Upon written request and at no charge, we will provide a copy of any of our filings with the SEC, including our Annual Report on Form 10-K, with financial statements and schedules for our most recent fiscal year. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to the report when such exhibits are requested. These documents are also available on our website at http://investors.potbelly.com/financial-information/sec-filings, and the website of the SEC at www.sec.gov.

Householding
SEC rules allow delivery of a single annual report and proxy materials to households at which two or more stockholders reside, unless the affected stockholder has provided contrary instructions. Accordingly, stockholders sharing an address who have been previously notified by their broker or its intermediary will receive only one set of the annual report and other proxy materials, unless the stockholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities), as applicable, will, however, continue to be provided for each stockholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by stockholders, as well as our expenses. Stockholders having multiple accounts may have received householding notifications from their respective brokers and, consequently, such stockholders may receive only one set of the annual report and other proxy materials. Upon written or oral request, Potbelly Corporation will promptly deliver a separate set of our annual report and proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate set of our annual report and proxy materials, you may write or call Potbelly Corporation at Potbelly Corporation, 111 North Canal Street, Suite 325, Chicago, Illinois 60606, Attention: Corporate Secretary, telephone (312) 951-0600. Stockholders currently sharing an address with another stockholder who wish to have only one set of our annual report and other proxy materials delivered to the household in the future should also contact our corporate secretary.
By order of the Board of Directors,
Adiya Dixon
Chief Legal Officer, Chief Compliance Officer and Secretary
April 5, 2024

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/14/2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/14/2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the following nominees:

	For All	Withhold All	For All Except
1. Election of eight director nominees to serve on the Board of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Vann Avedisian
02) Joseph Boehm
03) Adrian Butler
04) David Head
05) David Near
06) Dave Pearson
07) Jill Sutton
08) Robert D. Wright

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000638626_1 R1.0.0.6